Exhibit 10.1

EXECUTION COPY

MASTER REPURCHASE AND SECURITIES CONTRACT

Dated as of February 6, 2019

SPT INFRASTRUCTURE FINANCE SUB-4, LLC,

SPT INFRASTRUCTURE FINANCE SUB-4 (DT), LLC and

SPT INFRASTRUCTURE FINANCE SUB-4 (OT), LTD.

as Sellers,

MUFG BANK, LTD.,

as Buyer

and

MUFG BANK, LTD.,

as Buyer Agent

TABLE OF CONTENTS

Page

1.	APPLICABILITY	1
2.	DEFINITIONS	1
3.	INITIATION; CONFIRMATION; TERMINATION; FEES	31
4.	LETTERS OF CREDIT	39
5.	MARGIN MAINTENANCE	41
6.	CASH MANAGEMENT ACCOUNT; PAYMENT DIRECTION; MONTHLY DISTRIBUTIONS	42
7.	PRECAUTIONARY SECURITY INTEREST	45
8.	PAYMENT, TRANSFER AND CUSTODY	47
9.	SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS	48
10.	REPRESENTATIONS	49
11.	NEGATIVE COVENANTS OF SELLERS	55
12.	AFFIRMATIVE COVENANTS OF SELLERs	57
13.	SPECIAL-PURPOSE ENTITY	62
14.	EVENTS OF DEFAULT	64
15.	REMEDIES	66
16.	NOTICES AND OTHER COMMUNICATIONS	69
17.	SINGLE AGREEMENT	69
18.	CONFIDENTIALITY.	70
19.	ASSIGNABILITY	70
20.	ENTIRE AGREEMENT; SEVERABILITY	71
21.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	72

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22.	NO RELIANCE	72
23.	INDEMNITY; JOINT AND SEVERAL LIABILITY	73
24.	DUE DILIGENCE	74
25.	SERVICING	74
26.	MISCELLANEOUS	76
27.	INTENT	77
28.	CHANGE IN CIRCUMSTANCES	78
29.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS	85
30.	BUYER AS AGENT OR LENDER OF RECORD ON RELATED LOANS	86

ANNEXES, EXHIBITS AND SCHEDULES

SCHEDULE 1	Letters of Credit Purchase Price Adjustments
ANNEX I	Names and Addresses for Communications between Parties
ANNEX II	Prohibited Transferees
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III	Form of Custodial Delivery
EXHIBIT IV	Due Diligence Checklist
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI	Representations and Warranties Regarding Each Individual Purchased Loan
EXHIBIT VII	Form of Subsequent Purchase Request
EXHIBIT VIII	Form of Transaction Request

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EXHIBIT IX	Ownership Chart
EXHIBIT X	Form of Payment Direction Letter
EXHIBIT XI	Forms of U.S. Tax Compliance Certificate
EXHIBIT XII	Form of Compliance Certificate
EXHIBIT XIII	Form of LC Request

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MASTER REPURCHASE AND SECURITIES CONTRACT

This Master Repurchase and Securities Contract is dated as of February 6, 2019 between SPT INFRASTRUCTURE FINANCE SUB-4, LLC, a Delaware limited liability company (“Seller 1”), SPT INFRASTRUCTURE FINANCE SUB-4 (DT), LLC, a Delaware limited liability company (“Seller 2”) and SPT INFRASTRUCTURE FINANCE SUB-4 (OT), LTD., an exempted company incorporated with limited liability in the Cayman Islands (“Seller 3” and, together with Seller 1 and Seller 2, collectively, the “Sellers” and each individually, a “Seller”), MUFG BANK, LTD., a Japanese banking corporation, as Buyer and MUFG BANK, LTD., a Japanese banking corporation, as Buyer Agent.

1.         APPLICABILITY

From time to time Buyer and each Seller may enter into transactions in which such Seller agrees to transfer to Buyer specified interests in Eligible Loans set forth in the related Confirmation against the transfer of funds by Buyer on the related Initial Purchase Date and, if applicable, on each Subsequent Purchase Date thereafter with a simultaneous agreement by Buyer to transfer to such Seller such specified interests in such Eligible Loans at a date certain or on demand, against the transfer of funds by such Seller.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.         DEFINITIONS

(a)        Definitions.  As used herein, the following terms shall have the following meanings:

“Accelerated Repurchase Date” has the meaning specified in Section 15 of this Agreement.

“Act of Insolvency” means with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to, solicited or colluded, or not timely contested by such party or (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Advance” means an advance of Dollars actually made by a Seller or Originator to an Underlying Obligor pursuant to the terms of the related Loan Agreement (including by issuing Letters of Credit on behalf of such Seller or an Affiliate thereof in lieu of making a cash payment in full or in part), whether made upon the closing of the related Purchased Loan or subsequent to such closing.

“Advance Rate” shall mean, with respect to any Transaction, a percentage equal to the lesser of (x) the Maximum Advance Rate for such Transaction and (y) a percentage designated by Seller in its sole and absolute discretion, and set forth in the Confirmation for such Transaction (as such Advance Rate may be revised in any amended Confirmation after the Initial Purchase Date for any Transaction for any amounts paid by Seller to Buyer to reduce the Repurchase Price for such Transaction or any Subsequent Purchase Price or other advances from Buyer to Seller for such Transaction).

“Affiliate” of any Person means a specified Person that, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person.

“Agreement” means this Master Repurchase and Securities Contract.

“Alternative Index” shall mean a published floating rate index generally used by Buyer as a replacement for LIBOR, as determined by Buyer and applied to other similar transactions for similarly situated customers of Buyer.

“Alternative Rate” shall mean, with respect to any Pricing Rate Period, a fluctuating rate per annum equal to the Alternative Index applicable to the Pricing Rate Period (provided that in no event shall such fluctuating rate be less than zero) plus the Alternative Spread.

“Alternative Spread” shall mean, in connection with any conversion of a Transaction from a LIBOR Transaction to an Alternative Rate Transaction, the difference (expressed as the number of basis points) between (a) the LIBO Rate plus the Applicable Margin applicable to such Transaction as of the Pricing Rate Determination Date for which LIBOR was last available minus (b) the Alternative Index as of such Pricing Rate Determination Date; provided  that in the event that Buyer reasonably determines that any Alternative Spread determined in accordance with the foregoing provisions does not adequately and fairly reflect the cost to Buyer of making or maintaining Transactions or is inconsistent with market practice for transactions of the kind provided for in this Agreement, the Alternative Spread shall be determined as mutually agreed at such time by Buyer and the Sellers, which agreement shall not be unreasonably withheld, conditioned or delayed by Buyer or Sellers.

“Alternative Rate Transaction” means, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined by reference to the Alternative Rate.

“Annual Valuation Period”  means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined, for each Seller or Guarantor, as applicable.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to each Seller or Guarantor from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any of the following: (a) the Anti-Terrorism Order; (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations); (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations); (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part

597 of the U.S. Code of Federal Regulations); (e) the PATRIOT Act; (f) The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959); (g) any regulations promulgated pursuant to the laws, orders and regulations listed in the foregoing clauses (a)–(f) of this definition; (h) other anti-money laundering laws or (i) comparable laws, rules and directives administered or enforced by the U.S. Department of State, the United Nations Security Council, the European Union, a member state of the European Union or any other relevant sanction authority.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Applicable Maturity” means, with respect to the determination of the LIBOR for any Transaction, a period of one, two, three or six months, as elected by the applicable Seller and notified to Buyer in connection with the entry into such Transaction.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” has the meaning set forth in Section 28(c) of this Agreement.

“Base Rate Transaction” means, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business Day” means a day other than (i) a Saturday or Sunday or (ii) a day in which banks in the State of New York or London, U.K., are not open for business.

“Buyer” means MUFG, Bank Ltd. and each Eligible Assignee thereof.

“Buyer Fees” means the Facility Fee, the Commitment Fee and the Underwriting Fee.

“CA Dollars” means the lawful currency of Canada.

“Cash Flow Available for Debt Service” means, for any period, with reference to an Underlying Obligor’s financial statements for such period, (a) project revenues collected for such period; less (b) operating and maintenance expenses paid during such period; less (c) major maintenance expenses and capital expenditures (to the extent not already counted as operating and maintenance expenses) paid during such period.

“Cash Management Account” means a segregated interest bearing account, in the name of Sellers, for the benefit of Buyer, established at the Depository or its custodian.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System.

“Change in Circumstance Notice” has the meaning set forth in Section 28(e) of this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, including any change in the Risk-Based Capital Guidelines; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.  “Risk Based Capital Guidelines” means (x) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement applicable to Buyer.

“Change of Control” (a) as long as Guarantor is externally managed, SPT Management, LLC (“Manager”) or an Affiliate of Manager is no longer the manager of Guarantor, (b) as long as Guarantor is externally managed, there is a change in Control of Manager from the person or persons who are directly or indirectly controlling Manager as of the Closing Date, (c) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all capital stock of Guarantor entitled to vote generally in the election of directors, members or partners of 20% or more, (d) Guarantor ceases to own and control 100% of the indirect voting and economic interests in any Seller, or (e) any Pledgor ceases to own and control 100% of the direct voting and economic interests in the applicable Seller owned by such Pledgor.

“Closing Date” means the date hereof as set forth on the first page of this Agreement.

“Code” means the United States Internal Revenue Code of 1986 and the regulations promulgated thereunder.

“Collateral” has the meaning specified in Section 7(a) of this Agreement.

“Collection Period” means with respect to the Remittance Date in any month, the period beginning on but excluding the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the Cut-off Date immediately preceding such Remittance Date.

“Committed LC” means a Letter of Credit which Buyer has committed to issue but has not yet issued on the applicable Purchase Date relating to a Purchased Loan with an associated Letter of Credit.

“Commitment Fee” has the meaning set forth in the Fee Letter.

“Commitment Fee Rate” has the meaning set forth in the Fee Letter.

“Compliance Certificate” means a certificate in substantially the form of Exhibit XII hereto, duly completed and certified in accordance with Section 12(k).

“Concentration Limits” means, as of any date of determination, the concentration limitations set forth below:

(a)        the aggregate outstanding Repurchase Price of Purchased Loans (excluding Other Price Components) which have Underlying Obligors organized outside the United States shall not exceed 20% of (x) during the Ramp-Up Period, the Facility Amount and (y) thereafter, the aggregate Outstanding Principal Balance of the Purchased Loans;

(b)        after the Ramp-Up Period, the aggregate outstanding Repurchase Price of Purchased Loans (excluding Other Price Components) that have a credit rating lower than “BB-” by S&P and/or “Ba3” by Moody’s (if applicable) may not exceed 15% of the aggregate outstanding principal amount of Purchased Loans; and

(c)        after the Ramp-Up Period, the weighted average life of the Purchased Loans shall be less than six (6) years.

“Confirmation” has the meaning specified in Section 3(b) of this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power by contract or otherwise.

“Conveyance” and the correlative meanings of the term “Convey” means a sale, outright assignment (and not a collateral assignment), transfer, set over or other outright conveyance.

“Custodial Delivery” means, with respect to any Purchased Loan, the document executed by the each Seller in order to deliver the applicable Purchased Loan Schedule, the Loan File and a General Assignment in blank relating to such Purchased Loan, together with all intervening assignments thereof, to Buyer or its designee pursuant to Section 8 of this Agreement, a form of which is attached hereto as Exhibit III.

“Cut-off Date” means the second Business Day preceding each Remittance Date.

“Debt” means (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations to pay the deferred purchase price of property or services (including trade obligations); and (d) obligations under guaranties, endorsements, performance bonds, assurances of payment, required investments, assurances against loss, and all other contingent obligations relating to the assurance of another Person against loss. “Debt” shall not include contingent indemnification obligations occurring under contracts entered into in the ordinary course of acquiring, holding or servicing the Purchased Loans.

“Debt Service” means, with respect to an Underlying Obligor, for any period, the sum, computed without duplication, of the following: (a) all scheduled amounts payable by such Underlying Obligor in respect of principal of senior debt during such period (excluding any mandatory prepayment of such senior debt),  plus (b) all amounts payable by such Underlying Obligor in respect of interest expense (including the net amounts payable under the permitted interest rate swaps) for such period.

“Debt Service Coverage Ratio” or “DSCR” means, with respect to a Purchased Loan, (i) if the Underlying Obligor of such Purchased Loan is required to report debt service coverage ratio, the debt service coverage ratio defined in the underlying Loan Agreement; (ii) if the Underlying Obligor of such Purchased Loan is not required to report debt service coverage ratio, for any rolling period of 12 full calendar months preceding a principal repayment date, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service for such period; provided,  however, that the calculation of “Debt Service” for purposes of this definition shall exclude (x) any principal paid during such period with respect to working capital loans, revolving loans or letter of credit loans; and (y) any debt service reserve, if any.

“Default” means any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 5(d) of this Agreement.

“Deposit Account Control Agreement” means the Depository Agreement, dated as of the date hereof, by and among the Sellers, the Depository and the Buyer Agent, as the same may be amended, modified and/or restated from time to time.

“Depository” means MUFG Union Bank, N.A. or an Affiliate thereof, or any successor Depository appointed by Buyer with the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed).

“Distribution” means with respect to any Person, (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of such

Person or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of such Person or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of such Person or any of its Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any subordinated debt of such Person or Intercompany Debt of such Person or any Subsidiary, (e) the payment by such Person or any of its Subsidiaries of any management, advisory or consulting fees to any other Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person or its Affiliates or (f) the payment of any extraordinary salary, bonus or other form of compensation to any other Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation does not reduce such Person’s consolidated net income.

“Dollars” means the legal tendered of the United States of America.

“Due Diligence Checklist” means the due diligence materials set forth in Exhibit IV attached hereto.

“Due Diligence Package” means (i) the items on the Due Diligence Checklist, in each case to the extent applicable and available and (ii) such other documents or information as Buyer or its counsel shall reasonably deem necessary with respect to the Eligible Loans.

“Early Repurchase Date” has the meaning specified in Section 3(g) of this Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution. clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“Eligible Assignee” shall mean (a)(i) any Person that is a bank, financial institution, pension fund, insurance company or similar Person, an Affiliate of any of the foregoing, or an Affiliate of Buyer, (ii) is not a Prohibited Transferee or an Affiliate of a Prohibited Transferee and (iii) is not an Underlying Obligor under any Purchased Loan or an Affiliate of an Underlying Obligor, and (b) any Person to which Sellers have consented; provided, that such consent of Sellers shall not be unreasonably withheld, delayed or conditioned and shall not be required at any time when an Event of Default exists.

“Eligible Loan” means:

(a)        a  performing whole first lien senior secured project finance loan or a controlling or non-controlling participation or syndicated interest therein, which may include any associated Letter of Credit and/or revolving credit facility (together, a “First Lien Credit Facility”) that are originated or purchased by Sellers;

(b)        if the Underlying Obligor under such First Lien Credit Facility is rated by S&P or Moody’s (or both), such credit rating is at least “B+” by S&P and/or “B1” by Moody’s;

(c)        the stated maturity date of such First Lien Credit Facility is no later than eight years from the date of origination;

(d)        such First Lien Credit Facility is denominated and payable in US Dollars or, subject to the Multicurrency Sublimit, any other Permitted Currency;

(e)        the Underlying Obligor under such First Lien Credit Facility is not organized in any country that does not have a long-term foreign currency rating of at least “BBB” by S&P and/or “Baa2” by Moody’s (except for First Lien Credit Facilities whose Underlying Obligors are organized in any other jurisdiction to which Buyer has, in its sole discretion, consented and which are guaranteed by an Export Credit Agency);

(f)        the project financed by such First Lien Credit Facility is not a coal mining project or a coal power generation project;

(g)        the outstanding principal amount of such First Lien Credit Facility does not exceed $120,000,000;

(h)        such First Lien Credit Facility has been pre-approved by Buyer in its sole discretion prior to the applicable Purchase Date; and

(i)         such First Lien Credit Facility, upon purchase by Buyer in accordance with the terms of this Agreement, satisfies the representations and warranties set forth in Exhibit VI or, if not satisfied, Buyer has accepted said exception as reflected in the completed Confirmation delivered by the Buyer to the applicable Seller.

It is acknowledged and agreed that participation interests or syndicated interests in any Loan of which an Eligible Loan or Purchased Loan is a part may be held by Affiliates of Sellers, provided such other interests held by Affiliates of Sellers are non-controlling interests in such underlying Loan.  For purposes of the foregoing sentence, a participation interest or syndicated interest in a Loan held by an Affiliate of Sellers shall be “non-controlling” if, in the aggregate, such interest together with any other participation interests or syndicated interests in such Loan held by Affiliates of Sellers constitute less than a fifty percent (50%) interest in the aggregate principal amount of such Loan.

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to any Underlying Obligor by a Governmental Authority with regard to air emissions, water discharges, releases, or disposal of any Hazardous Substance, noise emissions or any other environmental, health or safety matter affecting any Underlying Obligor or any Mortgaged Property.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Environmental Law” means any and all Requirements of Law relating to pollution, safety or the protection of human health, natural resources (including any protected species) or the environment (air, groundwater, surface water, drinking water, land or soil, surface or subsurface strata or medium, natural resources or other environmental media, including any cultural, archeological or paleontological resources) or the use or release into the environment of any Hazardous Substances, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Rivers and Harbors Act of 1899 (33 U.S.C. § 403), Title 14 Code of Federal Regulations, Federal Aviation Administration Regulations (Navigation Hazards) Part 77 (14 C.F.R. Part 77), Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), National Environmental Policy Act (42 U.S.C. Sections 4321 et seq.), Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.),  Pollution Prevention Act of 1990 (42 U.S.C. Section 13101 et seq.), Endangered Species Act (16 U.S.C. Sections 1531 et seq.), Migratory Bird Treaty Act (16 U.S.C. Sections 701 et seq.), Bald and Golden Eagle Protection Act (16 U.S.C. Sections 668 et seq.), Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Sections 1101 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), and the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), and the regulations promulgated pursuant to any of the foregoing and similar or applicable state and local statutes and regulations, all as may be amended from time to time.

“Environmental Liability” means any written notice, claim, administrative, regulatory, or judicial action, suit, judgment, demand, order or settlement by any Person alleging or asserting liability under any Environmental Law, including for investigatory costs, costs of response, removal, remediation or cleanup, governmental response costs, damages to the environment or natural resources, personal injuries due to exposure to Hazardous Substance, or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements or fines or penalties arising out of, based on or resulting from (a) the presence, use, release or threatened release into the environment of, or exposure to, any Hazardous Substance or (b) any violation of any Environmental Law or any Governmental Approval required under any Environmental Law or the imposition of any Environmental Lien.

“Environmental Lien” means a lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the release or threatened release of any Hazardous Substance.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Seller or Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the failure by any Seller or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by any Seller or any ERISA Affiliate of any liability under Section 4063 or 4064 of ERISA due to the termination of a Pension Plan or a cessation of operations with respect to a Pension Plan which is treated as a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) by any Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt of notification that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan under, or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the determination that any Pension Plan is in “at-risk status” (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in “endangered status”,  “seriously endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Seller or any ERISA Affiliate; (j) the imposition of any liability on any Seller or any ERISA Affiliate pursuant to Section 4069 of ERISA by reason of Section 4212(c) of ERISA; (k) the imposition of a Lien upon any Seller pursuant to Section 436(f) or Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Euro” means the single currency of the European Union.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or, in the case of any Buyer, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Buyer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer with respect to an applicable interest in the Transactions pursuant to a law in effect on the date on which such Buyer (i) acquires such interest under this Agreement (other than pursuant to an assignment request by Seller under Section 28(g)) or (ii) changes its lending office, except in each case to the extent that, pursuant to Section 28, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 28(a)(v) and (d) any withholding Taxes imposed under FATCA.

“Extended Facility Expiration Date” has the meaning specified in Section 3(i) of this Agreement.

“Event of Default” has the meaning specified in Section 14 of this Agreement.

“Facility” means the facility evidenced by and the Transactions contemplated under the Transaction Documents.

“Facility Amount” means an amount up to $500,000,000 including the Multicurrency Sublimit and the LC Sublimit.

“Facility Conditions Precedent” has the meaning specified in Section 3(c) of this Agreement.

“Facility Expiration Date” means the Initial Facility Expiration Date or any later date to which the Facility Expiration Date may be extended in accordance with Section 3(i) of this Agreement, or the Accelerated Repurchase Date if Buyer exercises its rights under Section 15(i) of this Agreement.  The Facility Expiration Date is subject to one (1) twelve (12) month extension pursuant to the provisions of Section 3(i).

“Facility Fee” has the meaning set forth in the Fee Letter.

“Facility Obligations” means each Seller’s obligations owed to Buyer under the Transaction Documents, including without limitation such Seller’s obligations to pay the Repurchase Prices and other amounts from time to time due and owing to Buyer under the Transaction Documents.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIA” has the meaning specified in Section 27(c) of this Agreement.

“FDICIA” has the meaning specified in Section 27(d) of this Agreement.

“Fee Letter” means that certain letter agreement dated as of the date hereof between Sellers and Buyer, as the same may be amended, modified and/or restated from time to time.

“Filings” has the meaning specified in Section 7(c) of this Agreement.

“First Lien Credit Facility” has the meaning specified in the definition of “Eligible Loan”.

“Foreign Buyer” means a Buyer that is not a U.S. Person.

“Funding Account” means an account held at MUFG Bank, Ltd. and designated by the applicable Seller in the Confirmation or Subsequent Purchase Request, as applicable.

“GAAP” means United States generally accepted accounting principles consistently applied as in effect from time to time.

“General Assignment” means a general assignment, executed in blank by a Seller, assigning and transferring all of the applicable Seller’s rights and interests under a Purchased Loan and the related Loan Documents, which assignment shall be substantially in the form of assignment as may be required under the related Loan Documents and acceptable to Buyer or such other form acceptable to Buyer, in each case, in its reasonable discretion.

“Governmental Authority” means the government of the United States of America, or any other nation or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, for the avoidance of doubt, any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank.

“Guarantor” means Starwood Property Trust, Inc. and any other Person who now or hereafter executes a joinder to a Guaranty to support the obligations of Sellers under this Agreement and the other Transaction Documents.

“Guaranty” means the Payment Guaranty, dated as of the date hereof, from Guarantor to Buyer, as the same may be amended, modified and/or restated from time to time.

“Hazardous Substance” any hazardous or toxic substances, chemicals, materials or wastes defined, listed, classified or regulated as such in or under any Environmental Law, including: (a) any petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”,  “hazardous wastes”,  “hazardous materials”,  “extremely hazardous wastes”,  “restricted hazardous wastes”,  “toxic substances”,  “toxic pollutants”,  “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, pollutant, contaminant, material or substance, import, storage, transport, use or disposal of, or exposure to or release or threatened release of which is prohibited, limited or otherwise regulated under any

Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law in relation to the protection of human health and the environment.

“Hedging Transactions” means, with respect to any or all of the Purchased Loans, as applicable, any interest rate swap, foreign exchange swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or foreign exchange rates, either generally or under specific contingencies, entered into by an Underlying Obligor in connection with one or more Purchased Loans or by any Seller in the ordinary course of its business.

“Income” means, with respect to any Purchased Loan at any time, the sum of the following amounts received by any Seller thereon: (x) any principal and interest payments, or other distributions thereon, including, without limitation, amounts received by any Seller in connection with the sale of any portion of the related Mortgaged Property (y) all payments and other receipts on account of associated Hedging Transactions and (z) all net sale proceeds received by any Seller or any Affiliate of such Seller in connection with a sale of such Purchased Loan but solely to the extent of the related Repurchase Price for such Purchased Loan; in each case, excluding (i) amounts that, pursuant to the related Loan Documents, are held in reserves or escrows as additional collateral for the obligations of the Underlying Obligor unless and until such reserves and escrows are applied to such obligations in accordance with such Loan Documents and (ii) any fees and expenses payable to any Servicer that is not an Affiliate of Seller, which fees and expenses are netted by such Servicer out of collections pursuant to any Servicing Agreement.

“Indemnified Amounts” has the meaning specified in Section 23 of this Agreement.

“Indemnified Parties” has the meaning specified in Section 23 of this Agreement.

“Indemnified Taxes” means: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Seller and Guarantor under any Transaction Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Manager” means an individual who has at least three (3) years’ prior experience as an independent director, independent manager or independent member and who is either (i) provided by CT Corporation, Corporation Service Company, Citadel SPV, MaplesFS, Global Securitization Services LLC, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company regularly engaged in the business of providing Independent Managers reasonably approved by Buyer, in each case that is not an Affiliate of any Seller Party and that provides professional Independent Managers and other corporate services in the ordinary course of its business or (ii) approved by Buyer, who is duly appointed as a manager or member of the board of directors (or managers) of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and may not have been at any time in the preceding five (5) years,

(a)        a member, partner, equity holder, manager, director, officer or employee of any Seller Party, any of their respective equity holders or Affiliates (other than (a) as an independent director or independent manager of any Seller Party and (b) as an independent director or independent manager of an Affiliate of any Seller Party or any of their respective single-purpose entity equity holders that is not in the direct chain of ownership of any Seller Party and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or independent manager is employed by a company that routinely provides professional independent directors or independent managers);

(b)        a creditor, supplier or service provider (including provider of professional services) to any Seller Party, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or independent managers and other corporate services to Seller, any other Seller Party or any of their respective equity holders or Affiliates in the ordinary course of business);

(c)        a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)        a Person that controls (whether directly, indirectly or otherwise) any Person described in any of the preceding clauses (a) or (b);  provided, however, that a natural Person who otherwise satisfies the preceding definition other than clause (a) by reason of being the independent director or independent manager of a “special purpose entity” affiliated with any Seller Party shall not be disqualified from serving as an independent director or independent manager of any Seller Party provided that the fees that such individual earns from serving as independent directors or independent managers of Affiliates of any Seller Party in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year.

“Initial Advance” means the Advance first made in connection with a Purchased Loan by a Seller or Originator to or for the benefit of an Underlying Obligor.

“Initial Facility Expiration Date” means February 6, 2020.

“Initial Purchase Date” means the Business Day upon which the Buyer and a Seller first enter into a Transaction with respect to a Purchased Loan.

“Initial Purchase Price” means, with respect to any Purchased Loan, the Purchase Price paid by Buyer for such Purchased Loan on the Initial Purchase Date related to such Purchased Loan as reflected in the related Confirmation and determined by (a) in the case of a Purchased Loan without an associated Letter of Credit, multiplying (x) the Advance Rate by (y) the lower of (i) the Market Value and (ii) the Outstanding Principal Balance of such Purchased Loan; and (b) in the case of a Purchased Loan with an associated Letter of Credit, the amount described in clause (a), as adjusted in accordance with Schedule 1 hereto.

“Intercompany Debt” means any Debt of any Seller, Guarantor or an Affiliate of a Seller or Guarantor payable to or held by such Seller, Guarantor or an Affiliate of such Seller or Guarantor, or any manager, officer or director of any such parties.

“Investment” means with respect to any Person, any loan (other than any Purchased Loan or Eligible Loan intended to be subject to a Transaction hereunder), advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments or contracts owned by such Person.

“Issued LC” means a Letter of Credit issued by Buyer relating to a Purchased Loan with an associated Letter of Credit.

“Knowledge” shall mean, as of any date of determination, the then-current actual (as distinguished from imputed or constructive) knowledge of Cary Carpenter, Andrew J. Sossen, Rina Paniry, Denise Persau Tait, Kathy McGowan, Diane Li and Peter Tom (or, if following the Closing Date any such individual ceases to be an officer of or in the employ of any Seller and/or Guarantor in a capacity comparable to the capacity occupied by such individual on the Closing Date, then Seller shall promptly designate another individual reasonably acceptable to Buyer Agent for purposes of satisfying this definition).  It is acknowledged that none of the foregoing named individuals shall have any personal liability or obligation under this Agreement or any of the Transaction Documents.

“LC Amount” has the meaning set forth in Section 4(a) of this Agreement.

“LC Request” means a letter in substantially the form of Exhibit XIII.

“LC Sublimit” means $100,000,000.

“Letter of Credit” means any letter of credit issued by Buyer at the request of a Seller to the beneficiary thereunder, pursuant to Section 4(a) and in form and substance reasonably acceptable to Buyer.

“LIBO Rate” shall mean with respect to each Pricing Rate Period, pertaining to a Transaction, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 – Reserve Requirement

“LIBOR” means for any Pricing Rate Period, an annual rate equal to the greater of (a) zero percent (0.0%) and (b) (i) with respect to Transactions denominated in US Dollars, Euro or

Sterling, the per annum rate for deposits in US Dollars, Euro or Sterling, as applicable, for the Applicable Maturity quoted by Buyer from Reuters Screen LIBOR01 Page or any successor thereto, which shall be the London Interbank Offering Rate for deposits in the applicable Permitted Currency for the Applicable Maturity in effect as of 11:00 a.m., London time, on the Pricing Rate Determination Date, such rate rounded up to the nearest one-thousandth (1/1000) percent and, such rate to be reset every 30, 60, 90 or 180 days (as applicable) based on the Applicable Maturity Date for the Transaction on the Pricing Rate Determination Date or (ii) with respect to Transactions denominated in CA Dollars, the per annum rate for deposits in CA Dollars equal to the average of the yield rates per annum (calculated on the basis of a year of 365 days) applicable to Canadian Dollar bankers’ acceptances for the Applicable Maturity as such average is displayed and identified as such on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service at approximately 10:00 a.m. (Toronto time) on the Pricing Rate Determination Date, such rate rounded up to the nearest one-thousandth (1/1000) percent and, such rate to be reset every 30, 60, 90 or 180 days (as applicable) based on the Applicable Maturity Date for the Transaction on the Pricing Rate Determination Date; provided,  however, if those rates do not appear on the CDOR Page, then the CDOR Rate on the Pricing Rate Determination Date shall be the discount rate (expressed as a rate per annum on the basis of a year of 365 days) applicable to those Canadian Dollar bankers’ acceptances in a comparable amount to the applicable Purchased Loans quoted by the Buyer as of 10:00 a.m. (Toronto time) on the Pricing Rate Determination Date.  If the initial advance of funds by Buyer for a Purchased Loan occurs on a day other than the Pricing Rate Determination Date, the initial applicable LIBOR shall be the LIBOR for the Applicable Maturity rate in effect two (2) Business Days prior to the date of such initial advance, which rate shall be in effect until the next Pricing Rate Determination Date. In the case of any Pricing Rate Period which is an interval of an integral number of weeks other than two weeks or 30, 60, 90 or 180 days (each such period, an “Impacted Pricing Rate Period”), the applicable LIBOR shall be the rate per annum determined by the Buyer (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (i) LIBOR for the longest period (for which LIBOR is available in the applicable Permitted Currency) that is shorter than the applicable Impacted Pricing Rate Period and (b) LIBOR for the shortest period (for which LIBOR is available for the applicable Permitted Currency) that exceeds such Impacted Pricing Rate Period, in each case, at such time.

“LIBOR Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the LIBO Rate.

“Lien” means any mortgage, lien, pledge, charge, hypothecation, charge, security interest or similar encumbrance.

“Loan” means a senior secured loan, or controlling or non-controlling participation or syndicated interest in a senior secured loan, to an Underlying Obligor and all collateral securing such loan.

“Loan Agreement” means, with respect to a Purchased Loan, the agreement between the applicable Seller (whether directly or by way of assignment and whether or not through syndication) and the Underlying Obligor reflecting the terms upon which such Seller made the Loan to the Underlying Obligor.

“Loan Documents” means, with respect to each Eligible Loan to be sold to Buyer, the Loan Agreement, credit agreement, indenture, participation agreement or other agreement pursuant to which a Loan has been issued or created and any notes, the Mortgage or any other security agreements, pledge agreements, deeds of trust, intercreditor agreements and guarantees with respect thereto, any indemnities, and any other documents and agreements evidencing and/or securing such Eligible Loan, as each may be amended, modified and/or restated from time to time.

“Loan File” means all applicable Loan Documents, together with any additional documents and information required to be delivered to Buyer Agent or its designee pursuant to this Agreement.

“Loan File Checklist” means an electronic copy of a checklist delivered or made available by or on behalf of a Seller to Buyer or Buyer Agent, for each Purchased Loan, of all applicable Loan Documents.

“Margin Call” has the meaning specified in Section 5(a) of this Agreement.

“Margin Deficit” means, with respect to a Purchased Loan as of any date of determination, the amount, if any, by which (a) the product of (x) the Maximum Advance Rate multiplied by (y) the Market Value of such Purchased Loan is less than (b) the outstanding Repurchase Price (exclusive of Other Price Components) of such Purchased Loan as of such date of determination.

“Margin Excess” with respect to a Purchased Loan means, as of any date of determination, the amount, if any, by which (a) the product of (x) the Maximum Advance Rate multiplied by (y) the Market Value of such Purchased Loan as of such date of determination exceeds (b) the outstanding Repurchase Price (exclusive of Other Price Components) of such Purchased Loan as of such date of determination.

“Margin Notice Deadline” means 10:00 a.m.

“Market Events” means, collectively, any disruption in the project finance loan market, capital markets, credit markets or any other event that results in the increase or decrease of spreads or similar benchmarks including, without limitation, treasuries, interest rate swaps, LIBO Rate or the Prime Rate.

“Market Value” means, with respect to any Purchased Loan as of any relevant date, the price at which such Purchased Loan may be sold in an arm’s length transaction to a third party as determined by the Buyer Agent in its sole good faith discretion; provided that the Market Value of a Purchased Loan may not exceed par; and provided,  further that the Market Value of a Purchased Loan that is subject to a Purchased Loan Credit Event under clauses (b), (e), (g) or (i) of the definition thereof may in Buyer’s sole good faith discretion be designated as zero.  The Buyer Agent shall determine the Market Value of any Purchased Loan (x) on the date such Purchased Loan first becomes subject to a Transaction under this Agreement and (y) upon the occurrence of a Purchased Loan Credit Event with respect to such Purchased Loan.

“Material Adverse Effect” means any event, development or circumstance that has a material adverse effect on or material adverse change in or to (a) the property, assets, business, operations, financial condition or credit quality of any Seller or Guarantor, (b) the ability of any

Seller or Guarantor to timely perform its obligations under the Transaction Documents to which it is a party, (c) the validity, legality, binding effect or enforceability of any Transaction Document or Lien granted hereunder, (d) the rights and remedies of Buyer under any Transaction Document, or (e) the perfection or priority of any Lien granted under any Transaction Document.

“Material Default” means the occurrence of any of the events described in clauses (ii), (vii), (ix) and (xiii) of Section 14 which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Material Purchased Loan Modification” means any amendment or waiver of, or modification or supplement with respect to, an underlying Loan Document executed or effected on or after the Purchase Date for such Purchased Loan (or, in the case of clause (d) below, a change to any other indebtedness of the Underlying Obligor, as applicable) which:

(a)        reduces or forgives any or all of the principal amount due under such Purchased Loan;

(b)        extends or delays the stated maturity date for such Purchased Loan (except for any extension of the maturity date pursuant to the exercise of any extension option under the applicable underlying Loan Documents existing on the Purchase Date for such Purchased Loan; provided,  however, that if the applicable Seller has the right to consent to any such extension option, it will need to obtain the prior written consent of Buyer before exercising such right);

(c)        waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Purchased Loan or reduces the amount of interest due;

(d)        permits the Underlying Obligor thereof to incur any additional indebtedness which was not in place as of the Purchase Date which is senior to or pari passu with such Purchased Loan (except as permitted under the applicable underlying Loan Documents existing on the Purchase Date for such Purchased Loan and not requiring the consent of the applicable Seller);

(e)        substitutes, alters or releases the collateral securing such Purchased Loan and any such substitution, alteration or release materially and adversely affects the value of such Purchased Loan (except as permitted under the applicable underlying Loan Documents existing on the Purchase Date for such Purchased Loan); or

(f)        (i) changes the meaning of the terms “Default”,  “Inchoate Default” or “Event of Default” under any Loan Document or other terms under any Loan Document having the same or similar meaning or usage as any such enumerated defined term customarily has in U.S. project finance credit agreements, or otherwise waives any event of default under any Loan Document;

(ii) changes the meaning of the terms “Acceptable Credit Support”,  “Acceptable Guarantor” or “Acceptable Letter of Credit” under any Loan Document or other terms under any Loan Document having the same or similar meaning or usage as any such enumerated defined term customarily has in U.S. project finance credit agreements;

(iii) changes the meaning of the terms “Distribution Conditions” or “Debt Service Coverage Ratio” under any Loan Document or other terms under any Loan Document having the same or similar meaning or usage as any such enumerated defined term customarily has in U.S. project finance credit agreements;

(iv) changes the meaning of the terms “Change of Control” under any Loan Document or other terms under any Loan Document having the same or similar meaning or usage as any such enumerated defined term customarily has in U.S. project finance credit agreements; or

(v) changes the meaning of the terms “Required Lenders”,  “Requisite Lenders”,  “Majority Lenders” or “Super Majority Lenders” under any Loan Document or other terms under any Loan Document having the same or similar meaning or usage as any such enumerated defined term customarily has in U.S. project finance credit agreements;

in each case other than such changes or waivers that are of a formal, minor or technical nature and do not change materially any Person’s rights or obligations thereunder and otherwise in a manner that could reasonably be expected to be materially adverse to the Buyer or the value of such Purchased Loan.

“Maximum Advance Rate” shall mean, with respect to any Transaction, 82.5%.

“Maximum Purchase Price” shall mean, with respect to any Transaction, the product of (i) the Market Value of the related Purchased Loan and (ii) the Maximum Advance Rate for such Transaction.

“Money Markets” means one or two wholesale funding markets available to and selected by Buyer, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first priority lien on or a first priority ownership interest in an estate in fee simple in real property or ground leasehold interest and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgaged Property” means the real property or properties securing repayment of the debt evidenced by a Loan Agreement.

“Multicurrency Sublimit” means the equivalent of $100,000,000 in Permitted Currencies other than US Dollars.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Seller, Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means any employee benefit plan that has two or more contributing sponsors (including any Seller, Guarantor or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“OFAC” means the United States Treasure Department Office of Foreign Assets Control, and any successor thereto.

“Originator” means the entity that has originated a Purchased Loan.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest herein or in any Transaction).

“Other Price Components” has the meaning set forth in the definition of Repurchase Price.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are imposed with respect to an assignment (other than any assignment made pursuant to Section 28(g) or made at any Seller’s request).

“Outstanding Principal Balance” means, with respect to any Purchased Loan, on any date of determination, the then outstanding amount of principal owed by the Underlying Obligor to the lender on such Purchased Loan pursuant to the Loan Documents that is subject to a Transaction hereunder, which amount will include, in the case of any Purchased Loan associated with a Letter of Credit that has been drawn, the amount of the reimbursement obligation of the related Underlying Obligor under such Letter of Credit in accordance with Section 4(e) hereof.

“Participant” has the meaning specified in Section 19(e) of this Agreement.

“Participant Register” has the meaning specified in Section 19(e) of this Agreement.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Direction Letter” has the meaning specified in Section 25(e) of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Seller, Guarantor or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Currencies” means US Dollars, CA Dollars, Euro and Sterling.

“Permitted Purchased Loan Modification” means any modification or amendment of a Purchased Loan or other action with respect to any Purchased Loan (including waivers and releases) that is not a Material Purchased Loan Modification.

“Person” means an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” means any Pension Plan established or maintained for employees of any Seller, Guarantor or any ERISA Affiliate, or any such Pension Plan to which any Seller, Guarantor or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Assets Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified in operation by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Assets Regulation or otherwise.

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, among the Pledgors, Buyer and Buyer Agent, as the same may be amended, modified and/or restated from time to time.

“Pledgors” means, collectively, SPT Infrastructure Finance, LLC, a Delaware limited liability company, SPT Infrastructure Finance Domestic TRS, LLC, a Delaware limited liability company, and SPT Infrastructure Finance Offshore TRS, LTD., a Cayman Islands exempted company.

“Price Differential” means, as of any date of determination, with respect to (a) any Transaction (other than a Transaction described in clauses (b) or (c) of this definition) the aggregate amount obtained by daily application of the applicable Pricing Rate for such Transaction to the Repurchase Price (excluding Other Price Components) of the Purchased Loan for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination, (b) any Transaction in respect of which the related Purchased Loan is associated with a Committed LC, an amount equal to the sum (without duplication) of (i) the amount calculated in accordance with clause (a) above with respect to the Purchased Loan and (ii) an amount obtained by daily application of (A) the Commitment Fee Rate to (B) an amount equal to the product of (x) the face amount of such Committed LC and (y) the Maximum Advance Rate for the related Purchased Loan on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination with respect to the related Committed LC, and

(c) any Transaction in respect of which the related Purchased Loan is associated with an Issued LC, an amount equal to the sum (without duplication) of (i) the amount calculated in accordance with clause (a) above with respect to the Purchased Loan and (ii) an amount obtained by daily application of (A) the Applicable Margin for the related Purchased Loan to (B) an amount equal to the product of (x) the face amount of such Issued LC and (y) the Maximum Advance Rate for the related Purchased Loan on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination with respect to the related Issued LC, in each case under the foregoing clauses (a), (b) and (c), as the Price Differential so determined is reduced by any amount of Price Differential previously paid by the applicable Seller to Buyer with respect to such Transaction.

“Price Differential Remittance Date” means, with respect to any Transaction, a Remittance Date in respect of which an Underlying Remittance Date for the related Purchased Loan has occurred during the immediately preceding Collection Period.

“Pricing Rate” means, for any Pricing Rate Period with respect to any Transaction, an annual rate equal to (a) with respect to a LIBOR Transaction, the sum of (i) the LIBO Rate for such Pricing Rate Period plus (ii) the relevant Applicable Margin for such Transaction, (b) with respect to an Alternative Rate Transaction, the sum of (i) the Alternative Index for such Pricing Rate Period plus (ii) the Alternative Spread for such Transaction and (c) with respect to a Base Rate Transaction, the sum of (i) the Base Rate for such Pricing Rate Period plus (ii) the relevant Applicable Margin for such Transaction.

“Pricing Rate Determination Date” means (a) in the case of the first Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period and (b) with respect to any subsequent Pricing Rate Period, the second (2nd) Business Day preceding the first day of the Pricing Rate Period.

“Pricing Rate Period” means, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction to and excluding the immediately succeeding Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including each Remittance Date to and excluding the immediately succeeding Remittance Date; provided,  however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Prime Rate” has the meaning set forth in Section 28(c) of this Agreement.

“Principal Payment” means, with respect to any Purchased Loan, any payment or prepayment of principal or any proceeds of redemption received by the Depository or Buyer in respect thereof.

“Prohibited Transferee” means any of the entities listed on Annex II.

“Purchase Agreement” has the meaning assigned to such term in Section 10(b)(xxiv).

“Purchase Date” means the date of each Transaction entered into hereunder with respect to any Purchased Loan, either the Initial Purchase Date or a Subsequent Purchase Date, as the context requires.

“Purchase Price” means, with respect to (i) any Purchased Loan with one or more associated Subsequent Purchases, the sum of (x) the Initial Purchase Price therefor and (y) the aggregate of the Subsequent Purchase Prices and (ii) any other Purchased Loan, the Initial Purchase Price.

“Purchased Loan” means (i) with respect to any Transaction, the specified interest in the related Eligible Loan (including the Servicing Rights thereto) sold by any Seller to Buyer in such Transaction set forth in the related Confirmation, including any acquisitions of additional interests in such Loan on Subsequent Purchase Dates and (ii) with respect to the Transactions in general, the specified Eligible Loans (including the Servicing Rights thereto) sold by any Seller to Buyer set forth in all related Confirmations, including any acquisitions in all Eligible Loans on Subsequent Purchase Dates (in each case under the foregoing clauses (i) and (ii), other than Purchased Loans that have been repurchased by such Seller).

“Purchased Loan Credit Event” shall mean the occurrence of any of the following events with respect to any Purchased Loan, as determined by Buyer Agent in its sole good faith discretion:

(a)        the Purchased Loans fail to satisfy the Concentration Limits at any time;

(b)        an Act of Insolvency occurs with respect to the Underlying Obligor under such Purchased Loan;

(c)        (i) if the Underlying Obligor under such Purchased Loan is rated by S&P or Moody’s (or both), such Underlying Obligor is subject to a downgrade of its credit rating by two or more notches by S&P and/or Moody’s, as applicable, from the credit rating of such Underlying Obligor as of the Purchase Date of such Purchased Loan or (ii) if the Underlying Obligor under such Purchased Loan is not rated by S&P or Moody’s, the Buyer Agent’s internal credit rating of such Underlying Obligor is downgraded by two or more notches from the internal credit rating of such Underlying Obligor as of the Purchase Date of such Purchased Loan, as determined by the Buyer Agent in its reasonable discretion and supported by documentation delivered to the applicable Seller; provided,  that, if Buyer’s Agent or its Affiliate is a lender of record or repurchase facility buyer with respect to any Loan related to any Purchased Loan, Buyer’s Agent shall not assign a different internal credit rating to such Purchased Loan than Buyer’s Agent or its Affiliate (A) maintains with respect to its interest in the related Loan on its own books or (B) assigns to any interest in such Loan held by any similarly situated customer under a similar repurchase or credit facility; and provided,  further,  that, Buyer’s Agent shall give Sellers notice within five (5) Business Days after Buyer Agent’s internal credit rating of any Underlying Obligor is downgraded by one notch from the internal credit rating of such Underlying Obligor as of the Purchase Date of such Purchased Loan

(d)        (i) in the event such Purchased Loan has financial covenant(s) in the underlying Loan Documents, any breach of the financial covenant(s) by the related

Underlying Obligor in respect of such Purchased Loan (after giving effect to any applicable grace or cure period thereunder, but in no event more than seven (7) days); or (ii) if such Purchased Loan does not have financial covenant, a DSCR of less than 1.1x;

(e)        an Underlying Obligor payment default occurs under such Purchased Loan that continues and has not been cured after the expiration of any grace period applicable thereto under the related underlying Loan Documents;

(f)        the related Underlying Obligor under such Purchased Loan fails to deliver to the applicable Seller any financial reporting information (i) as required by the underlying Loan Documents of such Purchased Loan (after giving effect to any applicable grace or cure period thereunder); and (ii) Buyer reasonably believes that such failure is indicative of a material deterioration in the financial condition or creditworthiness of such Underlying Obligor;

(g)        the related Underlying Obligor under such Purchased Loan commences formal restructuring or workout negotiations with its creditors (as evidenced by one or more written term sheets with such creditors), agrees to or completes a debt-for-equity swap or formally engages a restructuring advisor;

(h)        such Purchased Loan is trading at a price lower than 85% of par for a period of 30 consecutive days or more, other than as a result of any Market Event, provided that the determination of Market Value by the Buyer Agent due to a Purchased Loan Credit Event under this clause (h) will take into account the number and size of trades and whether such trades are indicative of a deterioration in the financial condition or creditworthiness of the related Underlying Obligor;

(i)         such Purchased Loan has been classified as “doubtful” or “loss” (or any equivalent classifications and, in each case, with such terms defined as disclosed to the Guarantor by the Buyer Agent prior to the Closing Date subject to any changes thereto by the applicable regulator) by any applicable regulator or the Buyer Agent, in each case, after consultation with the Guarantor; provided,  that, if Buyer’s Agent or its Affiliate is a lender of record or repurchase facility buyer with respect to the Loan related to any Purchased Loan, Buyer’s Agent shall not classify such Purchased Loan as “doubtful” or “loss” as “doubtful” or “loss” (or any equivalent classifications) unless Buyer’s Agent or its Affiliate  has given the same classification to (A) its interest in the related Loan on its own books and (B) any interests in such Loan held by similarly situated customers under similar repurchase or credit facilities; or

(j)         a Purchased Loan MAC occurs; provided  that, in no event shall a Purchased Loan Credit Event occur solely as a result of the occurrence of any Market Event.

“Purchased Loan MAC” means, with respect to any Purchased Loan, as determined by Buyer Agent in its sole good faith discretion, a change that materially and adversely affects the value or cash flows of the Purchased Loan, including due to a casualty or condemnation at the Mortgaged Property, or any Underlying Obligor of such Purchased Loan.

“Purchased Loan Schedule” means a schedule of Purchased Loans attached to each Custodial Delivery.

“Ramp-Up Period” means the period commencing on the initial Purchase Date and ending on the six-month anniversary thereof.

“Recipient” means the Buyer Agent or any Buyer.

“Remittance Date” means the tenth (10th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Repurchase Date” means, with respect to each Purchased Loan, the earliest of:

(a)        the Facility Expiration Date;

(b)        the Accelerated Repurchase Date;

(c)        the Business Day on which the applicable Seller is to repurchase such Purchased Loan as specified by such Seller and agreed to by Buyer in the related Confirmation or such Business Day that such Seller elects to repurchase such Purchased Loan pursuant to the terms of this Agreement; or

(d)        the date of maturity or repayment in full of the Purchased Loan.

“Repurchase Price” means, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to the applicable Seller upon termination of the related Transaction; such price will be determined in each case as the sum of (a) the Purchase Price of such Purchased Loan as of such date, less any amounts paid by such Seller to Buyer, or Income received by Buyer from the Depository pursuant to Section 6 hereof, on or prior to the date of such determination on account of the Repurchase Price for such Purchased Loan (other than amounts applied to the components of the Repurchase Price set forth in the following clauses (b) and (c) of this definition (the “Other Price Components”)), (b) the accrued and unpaid Price Differential with respect to such Purchased Loan as of the date of such determination, and (c) all other amounts due and owing to Buyer and Buyer Agent as of such date of determination under this Agreement and the other Transaction Documents; provided that in the case of a Purchased Loan with an associated Letter of Credit, in the event that (i) in the case of a Committed LC, such Committed LC expires or otherwise terminates without issuance of a letter of credit or (ii) in the case of an Issued LC, such Issued LC is returned to Buyer without having being drawn, the amount that was included in the Purchase Price of the related Purchased Loan on account of such Letter of Credit will be deemed to have been received by Buyer on the date of such expiration or return.

“Requirement of Law” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, or where relevant under applicable Sanctions, controlled by any such Person or Persons or acting for or on behalf of any such Person or Persons.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secondary Market Transaction” has the meaning specified in Section 9(a) of this Agreement.

“Seller” and “Sellers” has the meaning assigned such terms in the preamble to this Agreement.

“Seller Constitutional Document” means with respect to each Seller, the Limited Liability Company Agreement, Memorandum and Articles of Association or other applicable organizational documents of such Seller as in effect on the date hereof, and as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof and this Agreement.

“Seller Parties” means Sellers, Pledgors and Guarantor.

“Sellers Allocation Statement” has the meaning specified in Section 27(e) of this Agreement.

“Servicer” means Starwood Property Trust, Inc. or any Affiliate thereof and any successor or other servicer of the Purchased Loans which may be appointed in accordance with this Agreement.

“Servicing Agreement” means any servicing agreement to which Buyer, Sellers and any Servicer may be parties providing for the servicing of one or more of the Purchased Loans.

“Servicing Records” has the meaning specified in Section 25(b) of this Agreement.

“Servicing Rights” means, with respect to any Purchased Loan, any and all of the following: (a) any and all rights to service the Purchased Loan; (b) any payments to or monies received by the applicable Seller or any other Person for servicing the Purchased Loan; (c) any late fees, penalties or similar payments as compensation with respect to the Purchased Loan; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of such Seller or Originator (individually or as servicer) thereunder; and (e) all accounts and other rights to payment related to the Purchased Loans.

“Special-Purpose Entity” means a Person, other than an individual, that is formed or organized solely for the purpose of originating, acquiring and holding, selling and repurchasing, directly and subject to this Agreement, the Purchased Loans and entering into related Hedging Transactions; does not engage in any business unrelated to the Purchased Loans and the financing and sale thereof; does not have any assets other than the Purchased Loans, the Cash Management Account, the Funding Account, cash and its interest under the related Loan Documents, Hedging Transactions and Transaction Documents and other assets or personal property incidental thereto, or any indebtedness other than as permitted by this Agreement.  If the foregoing entity is a limited partnership or limited liability company, (i) its partnership agreement or limited liability company agreement (as applicable) shall provide that upon the withdrawal or dissolution of the last remaining general partner or member, the partnership or limited liability company will not be dissolved and shall be continued by the personal representative of such member or general partner who shall agree to be, or appoint a substitute member within ninety (90) days after the occurrence of the event that terminated the last remaining member or general partner, and (ii) the partnership agreement or limited liability company agreement (as applicable) shall provide that the dissolution and winding up or bankruptcy or insolvency filing of such partnership or limited liability company shall require the unanimous consent of all partners or members (including the affirmative vote of each independent director).

“Specified Securities Contract” means any “securities contract” as defined in Section 741(7) of the Bankruptcy Code entered into for the purpose of financing commercial real estate mortgage loans or interests therein in a manner similar to this Agreement.

“Sterling” means the lawful currency of the United Kingdom

“Subsequent Advance” means each additional Advance made by any Seller to an Underlying Obligor after the Initial Advance in accordance with the terms of the related Loan Agreement.

“Subsequent Purchase” has the meaning specified in Section 3(k).

“Subsequent Purchase Date” means, with respect to any Transaction, each Business Day after the Initial Purchase Date upon which Buyer and the applicable Seller enter into a Subsequent Purchase.

“Subsequent Purchase Price” means, with respect to any Purchased Loan, the purchase price paid by Buyer to the applicable Seller in connection with a Subsequent Purchase pursuant to Section 3(k), which shall be equal to the amount of the related Subsequent Advance multiplied by the Advance Rate.  The plural of such term shall refer to the sum of all Dollars paid by Buyer to such Seller in connection with all Subsequent Purchases effected with respect to such Purchased Loan as provided in Section 3(k).

“Subsequent Purchase Request” means the form executed by a Seller and delivered to Buyer in connection with a Subsequent Purchase, a form of which is attached hereto as Exhibit VII.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Policy” has the meaning specified in paragraph 6 of Exhibit VI.

“Transaction” has the meaning designated in the introductory paragraph of this Agreement and which for avoidance of doubt, which shall be comprised of an Initial Purchase and any Subsequent Purchases related to a Purchased Loan.

“Transaction Conditions Precedent” has the meaning specified in Section 3(d) of this Agreement.

“Transaction Documents” means, collectively, this Agreement, including the Annexes, Exhibits and Schedules to this Agreement (as reflected in, the Table of Contents), the Fee Letter, the Guaranty, the Pledge Agreement, the Deposit Account Control Agreement, all Confirmations executed pursuant to this Agreement in connection with specific Transactions, and any other document or agreement, now or in the future, executed by each Seller for the benefit of Buyer in connection with this Agreement.

“Transaction Request” has the meaning set forth in Section 3(a) of this Agreement.

“UCC” has the meaning specified in Section 7(c) of this Agreement.

“Underlying Obligor” means, individually and collectively, as the context may require, (i) each borrower or maker or obligor under a Purchased Loan and (ii) any other Person who has assumed or guaranteed the obligations of such borrower, maker or obligor under the Loan Documents relating to a Purchased Loan.

“Underlying Remittance Date” means, in respect of any Purchased Loan, any date on which any payment in respect of  interest (including, without limitation, in connection with any repayment in whole or in part of such Purchased Loan by the related Underlying Obligor) in respect of such Purchased Loan becomes due or is paid.

“Underwriting Fee” has the meaning set forth in the Fee Letter.

“US Dollars” and “$” mean the lawful currency of the United States of America.

“U.S. Person” means a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 28(a)(v)(b)(B)(c) of this Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b)        Rules of Interpretation.  The following rules apply unless the context requires otherwise.

(i)         The singular includes the plural and conversely.

(ii)       A  gender includes all genders.

(iii)      A reference to a party to this Agreement or another agreement or document includes the party’s permitted successors, substitutes or assigns.

(iv)       Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(v)        A reference to an Article, Section, subsection, paragraph, subparagraph, clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, subsection, paragraph, subparagraph or clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof.

(vi)       A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced in accordance with the terms thereof, except to the extent prohibited by any Transaction Document.

(vii)     A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or re-enactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it.

(viii)    A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form.

(ix)       A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(x)        A Default or Event of Default exists until it has been cured or waived in writing by the Buyer.

(xi)       The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise.

(xii)     The word “including” is not limiting and means “including without limitation.”

(xiii)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(xiv)     The words “will” and “shall” have the same meaning and effect.

(xv)      The term “document” is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind, including information recorded on a computer disk.

(xvi)     The term “any” as a modifier to any noun, shall be construed to mean “any and/or all” preceding the same noun in the plural, and the use of the word "or" has the inclusive meaning represented by the phrase “and/or.”

(xvii)   A reference to day or days without further qualification means calendar days.

(xviii)  A  reference to any time means New York time unless otherwise indicated.

(xix)     This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms.

(xx)      All capitalized terms used herein, but not defined herein, that are defined in Articles 8 and 9 of the UCC, are used herein as defined in such Articles 8 and 9.

(xxi)     “Indorse” and correlative terms used in the Uniform Commercial Code may be spelled with an initial “e” instead of “i”.

(xxii)   Whenever a Person is required to provide any document to the Buyer under the Transaction Documents, the relevant document shall be provided in writing, including, printed form or, unless the Buyer requests otherwise, in the form of a PDF attachment to electronic mail. At the request of either party receiving a document, the document shall be provided in electronic format or both printed and electronic format.

(xxiii)  Except where otherwise expressly stated, either party may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion.  Notwithstanding the foregoing, in any instance in which the Agreement requires the consent or approval of Buyer to an action or request of an Underlying Obligor, Buyer’s consent or approval shall be subject to the same standard, if any, that is imposed on “lender” under the Loan Documents.

(xxiv)   A reference to “good faith” means good faith as defined in §1-201(19) of the UCC.  Any requirement of good faith, reasonableness, discretion or judgment by the Buyer shall not be construed to require the Buyer to request or await receipt of information or documentation not immediately available from or with respect to any Seller or any other Person or the Purchased Loans themselves.

(xxv)    The Buyer may waive, relax or strictly enforce any applicable deadline at any time and to such extent as the Buyer shall elect, and no waiver or relaxation of any deadline shall be applicable to any other instance or application of that deadline or any other deadline, and no such waiver or relaxation, no matter how often made or given, shall be evidence of or establish a custom or course of dealing different from the express provisions and requirements of this Agreement.

(xxvi)   This Agreement and the other Transaction Documents are the result of negotiations between the Persons party hereto and thereto, have been reviewed by counsel to Sellers and counsel to the Buyer and each Guarantor, and are the product of all Persons party hereto and thereto, each of which is sophisticated and knowledgeable in business matters. No rule of construction shall apply to disadvantage one Person party hereto on the ground that such Person proposed or was involved in the preparation of any particular provision of the Transaction Documents or the Transaction Documents themselves.

(c)        Accounting Principles. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made, in accordance with GAAP, as in effect from time to time, on a consistent basis, without duplication of amounts, and on a consolidated basis with all subsidiaries.

(d)        Headings.  All headings appearing in this Agreement and article and section headings in the Transaction Documents are for convenience of reference only and shall be disregarded in construing this Agreement and the other Transaction Documents.

(e)        Other Documents.  This Agreement shall be deemed a supplement to the other Transaction Documents and shall not be construed as a modification thereto.  In the event of any conflict between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall control.

3.         INITIATION; CONFIRMATION; TERMINATION; FEES

(a)        Subject to the terms and conditions set forth in this Agreement (including the Facility Conditions Precedent and Transaction Conditions Precedent specified in Sections 3(c) and (d) of this Agreement), an agreement to enter into a Transaction shall be made in writing at the initiation of any Seller as provided below; provided,  however, that the aggregate of the Repurchase Price for the subject Transaction when added to the Repurchase Prices of all then outstanding

Transactions shall not exceed the Facility Amount in effect on the Initial Purchase Date for such Transaction. Any Seller may, from time to time, submit to Buyer a Transaction Request, in the form of Exhibit VIII attached hereto (the “Transaction Request”), for Buyer’s review and approval in order to enter into the initial Transaction with respect to any Eligible Loan that such Seller proposes to sell to Buyer under this Agreement.  Upon Buyer’s receipt of the Transaction Request and initial Due Diligence Package, Buyer shall endeavor to within twenty (20) Business Days and following receipt of internal credit approval, either (i) notify such Seller of the Repurchase Price, the Initial Purchase Price and the Market Value for the Eligible Loan or (ii) deny such Seller’s request for a Transaction, in Buyer’s sole and absolute discretion.  Buyer’s failure to respond to such Seller within twenty (20) Business Days shall be deemed to be a denial of such Seller’s request for a Transaction, unless Buyer and such Seller have agreed otherwise in writing.  Buyer shall have the right to review each Loan proposed to be sold to Buyer in any initial Transaction with respect thereto, request additional diligence materials and deliveries from the applicable Seller and to conduct its own due diligence investigation of such Loan as Buyer determines in its sole and absolute discretion.  Upon receipt of the Due Diligence Package and other required documentation, Buyer shall complete its due diligence review and financial modeling with respect to the Loan proposed to be sold to Buyer by such Seller.  Buyer shall be entitled to make a determination, in the exercise of its sole discretion that it shall not purchase any or all of the Loan proposed to be sold to Buyer by any Seller.  On the Initial Purchase Date for the Transaction, which shall be not less than three (3) Business Days following the approval of an Eligible Loan by Buyer, the Purchased Loan shall be transferred to Buyer against the transfer of the Initial Purchase Price to the Funding Account.

(b)        Upon agreeing to enter into an initial Transaction hereunder with respect to an Eligible Loan, provided each of the Facility Conditions Precedent (as hereinafter defined) or Transaction Conditions Precedent (as hereinafter defined), as applicable, shall have been satisfied (or waived by Buyer), Buyer and the applicable Seller shall enter into a written confirmation describing the Purchased Loans that shall be the subject of the proposed Transaction and any additional terms and conditions not inconsistent with this Agreement and in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”).  In the absence of execution and delivery by Buyer of such a Confirmation for a proposed Transaction, Buyer shall under no circumstance be deemed to have agreed to enter into such Transaction.  The Pricing Rate for such Transaction shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify the applicable Seller of such rate for such period on such Pricing Rate Determination Date. Seller and Buyer shall enter into amendments of each Confirmation and/or amended and restated Confirmations after the Initial Purchase Date for any Transaction for any amounts paid by Seller to Buyer to reduce the Repurchase Price for such Transaction or any Subsequent Purchase Price or other advances from Buyer to Seller for such Transaction.

(c)        Buyer shall not be obligated to enter and consummate any Transaction until the following conditions have been satisfied, or waived by Buyer, on and as of the Closing Date (the “Facility Conditions Precedent”):

(i)         Buyer shall have obtained internal credit approval to enter into this Agreement and the transactions contemplated hereby;

(ii)       Sellers shall have delivered (or caused to be delivered) to Buyer this Agreement and the other Transaction Documents duly executed by each Seller Party thereto;

(iii)      Buyer Agent shall have received the following documents, (a) an official good standing certificate dated a recent date with respect to each Seller and Guarantor, (b) an executed power of attorney of each Seller substantially in the form of Exhibit V attached hereto, (c) such opinions of law from counsel to the Sellers and Guarantor as Buyer may reasonably require, including with respect to corporate matters, enforceability, no consents or approvals required other than those that have been obtained, absence of conflicts with Requirements of Law and organizational documents, perfected security interest in the Purchased Loans and the Equity Interests of Pledgors in the Sellers pledged under the Pledge Agreement by filing of UCC financing statements, perfected security interest in the Cash Management Account, Investment Company Act matters (including the applicability of the Volcker Rule (§619 (12 U.S.C. § 1851) of the Dodd-Frank Wall Street Reform and Consumer Protection Act)), the applicability of Bankruptcy Code safe harbors and such other opinions as may be reasonably required by Buyer Agent or Buyer and (d) all other documents and certificates as it may reasonably require;

(iv)       Buyer Agent shall have received a certificate of a responsible officer of each of the Sellers and Guarantor, certifying such Person’s (i) governing documents, (ii) certificates of formation, limited partnership or articles of incorporation, as applicable and (iii) incumbency;

(v)        no Requirements of Law shall prohibit or render it unlawful, and no order, judgment or decree of any Governmental Authority shall prohibit, enjoin or render it unlawful, to enter into any Transaction Document, including after giving effect to the consummation thereof;

(vi)       Buyer and Buyer Agent shall have received payment from Sellers of all fees and expenses then payable under the Fee Letter, this Agreement and the other Transaction Documents, including the reasonable and documented out-of-pocket costs and expenses actually incurred by Buyer (including reasonable legal fees and expenses) in connection with its due diligence and underwriting review of each Eligible Loan approved by Buyer, in each case, in an amount not to exceed the amounts set forth in the Fee Letter;

(vii)     Buyer Agent shall have provided UCC financing statements to be filed against each Seller in all filing offices reasonably required by Buyer, (i) Buyer Agent has received such searches of UCC filings, tax liens, judgments, pending litigation and other matters relating to the Seller Parties, as Buyer may require, and (ii) the results of such searches are satisfactory to Buyer;

(viii)    all information, reports, certificates, documents, financial statements,  exhibits and schedules (other than projections and information as to general economic or industry condition) prepared by or on behalf of each Seller and concerning a Seller Party or the Mortgaged Properties and, to each Seller’s Knowledge, all of the foregoing prepared by third parties, and, in each case, furnished by or on behalf of such Seller Party, to Buyer Agent in connection with the Transaction Documents, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, as of the date provided or specified therein, as applicable;

(ix)       the Loan Documents with respect to any Transaction closing on the Closing Date, executed copies of which shall have been delivered to Buyer Agent, shall be in full force and effect; provided,  however, that if Seller is not the sole lender or administrative agent with respect to a Purchased Loan, Seller shall only be required to deliver copies of the principal Loan Documents for such Purchased Loan customarily provided to participant lenders; and

(x)        each Seller shall have satisfied such other conditions as Buyer or Buyer Agent reasonably requires.

(d)        Buyer shall not be obligated to enter into any initial Transaction or purchase any Eligible Loan for the Initial Purchase Price, until the following additional conditions have been satisfied or waived by Buyer, with respect to each Eligible Loan on or prior to the Initial Purchase Date therefor (the “Transaction Conditions Precedent”):

(i)         Buyer Agent has received the following documents:  (i) a Transaction Request, (ii) a Due Diligence Package, (iii) a Confirmation delivered by the applicable Seller, (iv) the related Payment Direction Letter, and all other documents, certificates, information, financial statements and reports as Buyer or Buyer Agent may reasonably require, provided that same is in Seller’s possession;

(ii)       Buyer has received copies of all documents in the Loan File required to service the Eligible Loan;

(iii)      no Default or Event of Default under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction or would result from entering into such Transaction;

(iv)       no Requirements of Law shall prohibit or render it unlawful, and no order, judgment or decree of any Governmental Authority shall prohibit, enjoin or render it unlawful, to enter into any Transaction, including after giving effect to the consummation thereof;

(v)        Buyer Agent has (1) notified the applicable Seller that it has obtained all necessary internal credit and other approvals for such Transaction and (2) executed and delivered to such Seller the related Confirmation;

(vi)       (1) the aggregate outstanding Repurchase Price of all Transactions (excluding Other Price Components) does not exceed the Facility Amount, (2) the aggregate amount then available to be drawn under all outstanding Letters of Credit does not exceed the LC Sublimit, in each case, after giving effect to such Transaction and (3) the US Dollar equivalent of the aggregate outstanding Repurchase Price of all Transactions (excluding Other Price Components) denominated in a Permitted Currency other than US Dollars does not exceed the Multicurrency Sublimit;

(vii)     the Purchase Date specified in the Confirmation is at least thirty-three (33) days prior to the Facility Expiration Date then in effect;

(viii)    the Repurchase Date is not later than the Facility Expiration Date then in effect;

(ix)       the applicable Seller, Pledgors and Guarantor have satisfied all requirements and conditions and have performed all covenants, duties, obligations and agreements contained in the Transaction Documents to be performed by such Person on or before the related Purchase Date;

(x)        to the extent any Purchased Loan was not originated by the applicable Seller, all requirements of Section 10(b)(xxiv) have been fulfilled with respect to any such Purchased Loan;

(xi)       to the extent the related Loan Documents require notice to the Underlying Obligor or other Persons of the pledge of such Purchased Loan to Buyer Agent, Buyer Agent has received evidence that the applicable Seller has given notice to the applicable Persons of Buyer’s interest in such Purchased Loan and otherwise satisfied any other applicable requirements under such pledgee provisions so that Buyer is entitled to the rights and benefits of a pledgee under such pledgee provisions;

(xii)     (A) Buyer Agent has received a copy of any interest rate protection confirmation or agreement and related documents relating to Hedging Transactions to which any Seller is a party entered into with respect to such Purchased Loan, (B) the applicable Seller has collaterally assigned to Buyer all of such Seller’s rights (but none of its obligations) under such interest rate protection agreement or foreign exchange protection agreement, as applicable, and related documents, and (C) no termination event, default or event of default (however defined) exists thereunder;

(xiii)    the representations and warranties made by the Sellers in any of the Transaction Documents, including those set forth in Exhibit VI hereto, shall be true and correct in all material respects as of the Initial Purchase Date for such Transaction except (A) to the extent that such representations and warranties (x) specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, or (y) are already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects or (B) for any exceptions disclosed in writing to Buyer Agent prior to the Initial Purchase Date and approved by Buyer (which approval shall be evidenced by Buyer’s funding of the related Purchase Price on such Initial Purchase Date);

(xiv)     Buyer and Buyer Agent have received payment from the applicable Seller of all fees and expenses then payable under the Fee Letter, this Agreement and the other Transaction Documents, including the Underwriting Fee;

(xv)      the applicable Seller shall have certified to Buyer in writing the acquisition cost of such Purchased Loan (including therein reasonable supporting documentation required by Buyer, if any) not originated by such Seller or any Affiliate of such Seller or Guarantor; and

(xvi)     there shall not have occurred a Material Adverse Effect with respect to Sellers, Pledgors or Guarantor since the delivery of the most recent audited financial statements of Guarantor delivered pursuant to Section 12(k)(iii);

(xvii)   with respect to the first Transaction to be entered into with Seller 3, Buyer shall have received an amended Seller Constitutional Document of Seller 3 providing for the appointment of an Independent Manager, in form and substance satisfactory to Buyer; and

(xviii)  the applicable Seller shall have satisfied such other conditions as Buyer or Buyer Agent reasonably requires.

Any waiver of a Transaction Conditions Precedent by Buyer (whether temporary or permanent) and the terms thereof will be reflected in the related Confirmation.  The applicable Seller shall certify in the Confirmation that all Transaction Conditions Precedent to the related Transaction as specified in this Section 3(d) have been met other than those waived by Buyer as reflected on the related Confirmation.

(e)        [Reserved].

(f)        Each fully executed Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby.  In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.  Each Seller hereby acknowledges that the obligations of such Seller pursuant to each Transaction hereunder are a recourse obligation of such Seller.

(g)        Any Seller shall be entitled to terminate a Transaction to which it is a party on demand and repurchase the related Purchased Loan (each, an “Early Repurchase Date”) on any Business Day prior to the Repurchase Date; provided that no Event of Default exists (other than any Event of Default that is being cured by such early repurchase) on such Early Repurchase Date and such Seller:

(i)         notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Loan no later than three (3) Business Days prior to such Early Repurchase Date; and

(ii)       on such Early Repurchase Date pays to Buyer an amount equal to the sum of the Repurchase Price for the Purchased Loan, and any other amounts payable under this

Agreement with respect to such Transaction against transfer to such Seller or its agent of such Purchased Loan.

Any notice delivered under this Section 3(g) may be revoked by the applicable Seller by notice to Buyer on or prior to the Early Repurchase Date. In the event of any such revocation of a notice delivered under this Section 3(g) or if the Early Repurchase Date is any Business Day other than a Remittance Date, such Seller shall pay all of Buyer’s reasonable and documented out-of-pocket third party costs and expenses and shall indemnify and hold harmless Buyer from any breakage costs which Buyer may sustain or incur (excluding for the avoidance of doubt, the loss of any anticipated profits), in each case, as a consequence of the making of such repurchase on a day other than a Remittance Date. A certificate as to any amounts payable pursuant to this Section 3(g) submitted to the applicable Seller by the Buyer shall be conclusive in the absence of manifest error.

(h)        On the Repurchase Date or the Early Repurchase Date, as applicable, for each Purchased Loan (or in connection with repayment in full of a Purchased Loan by the related Underlying Obligor), termination of the related Transactions will be effected by transfer to the applicable Seller or its agent of the Purchased Loan relating to such Transaction and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Section 6 of this Agreement) against the simultaneous transfer of the Repurchase Price with respect to such Transaction to an account of Buyer.  So long as no Event of Default has occurred and is continuing, upon receipt of the Repurchase Price for such Purchased Loan, Buyer shall transfer to such Seller such Purchased Loan whereupon the Transaction with respect to such Purchased Loan shall terminate.  Upon receipt of the Repurchase Price for such Purchased Loan in the Cash Management Account (or in such other account specified in writing by Buyer), Buyer shall be deemed to have simultaneously released its security interest in such Purchased Loan and that portion of the Collateral specifically related to such Purchased Loan (and not applicable to other Purchased Loans) and shall release to such Seller the Loan Documents for such Purchased Loan and, to the extent any UCC financing statement filed against such Seller specifically identifies such Purchased Loan, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Loan from Buyer’s security interest therein.  Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, except that Buyer shall represent to such Seller, to the extent that good title was transferred and assigned by such Seller to Buyer hereunder on the related Purchase Date(s), that Buyer is the sole owner of such Purchased Loan, free and clear of any other interests or liens caused, directly or indirectly, by Buyer’s actions or inactions.

(i)         The Initial Facility Expiration Date shall automatically be extended for an additional one (1) year term (the “Extension”) ending on February 6, 2021 (the “Extended Facility Expiration Date”), subject to the following conditions precedent:  (a) Seller has not delivered to Buyer Agent written notice that Seller does not wish to exercise its right to the Extension at least thirty (30) days prior the Initial Facility Expiration Date; and (b) no Event of Default or uncured Margin Deficit has occurred and is continuing as of the Initial Facility Expiration Date.

(j)         The Repurchase Price of any Purchased Loan can be repaid in part or in whole and redrawn up to the Maximum Purchase Price for any Purchased Loan (or a Seller may draw less than the full Maximum Purchase Price as of the Purchase Date for a Purchased Loan and draw up to the full Maximum Purchase Price for such Purchased Loan thereafter, in each instance without fee or penalty including, without limitation, without payment of any Commitment Fee).  A Seller shall provide written notification at least three (3) Business Days prior to any voluntary prepayment (i.e. other than a repayment by the Underlying Obligor) and shall endeavor to provide written notification at least three (3) Business Days prior to any involuntary prepayment (i.e. repayment by the Underlying Obligor).  Prepayments in connection with any voluntary prepayments shall be made directly to the Cash Management Account. A Seller shall provide written notification of at least three (3) Business Days in respect of any redraw of an Advance under a Transaction hereunder.

In connection with a prepayment in full of any Purchased Loan by any Underlying Obligor, the applicable Seller shall cause the administrative agent or servicer for the related Loan to remit the related prepayment due to Seller directly to the Cash Management Account (provided that Buyer’s interest in such Purchased Loan shall not be released until such payment is made to the Cash Management Account).  Upon such remittance, Buyer shall, without any further action being necessary, release the related Collateral from the lien of this Agreement and execute and deliver such documents, if any, as may be necessary to effect the release of such Collateral from the lien created under this Agreement.  Amounts received pursuant to this Section 3(j) shall be applied in accordance with Section 6(d) or (e), as applicable.

(k)        In the event that the Loan Documents for any Purchased Loan require the applicable Seller to fund future Advances to the Underlying Obligor (including additional Advances for construction or improvement of the related project or under a revolving First Lien Credit Facility), such Seller may submit a Subsequent Purchase Request to Buyer in the form attached hereto as Exhibit VII, and Buyer shall deposit Dollars in the Funding Account in an amount equal to the Subsequent Purchase Price within three (3) Business Days of satisfaction or waiver (in writing) of the following additional conditions precedent, in addition to the Transaction Conditions Precedent (each, a “Subsequent Purchase”):

(i)         no Default, Event of Default or uncured Margin Deficit under this Agreement shall have occurred and be continuing as of the Subsequent Purchase Date or would result from such Subsequent Purchase;

(ii)       the representations and warranties made by each Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Subsequent Purchase Date except (A) to the extent that such representations and warranties (x) specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, or (y) are already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects or (B) for any exceptions disclosed in writing to Buyer Agent prior to the Initial Purchase Date for such Purchased Loan (and any additional exceptions disclosed in writing to Buyer Agent prior to any Subsequent Purchase Date and approved by Buyer, which approval shall be evidenced by Buyer’s funding of the related Subsequent Purchase Price on such Purchase Date);

(iii)      all the conditions to such future Advance under the related Loan Documents have been satisfied in all material respects (or waived by the administrative agent or required lenders (provided that such required lenders do not include any Seller or any

Affiliates of Sellers) under the Loan Documents for the applicable Purchased Loan to the extent that such Seller is required to fund such future Advance thereunder); and

(iv)       such Seller shall have paid to Buyer all reasonable, documented out-of-pocket third party costs and expenses, if any, incurred by Buyer, including reasonable attorney’s fees, in connection with the related Subsequent Advance.

Notwithstanding the obligations of Buyer to make Subsequent Purchases pursuant to this Section 3(k), it is acknowledged and agreed that Buyer shall not be bound by or liable under the Loan Documents to make any future advances for any Purchased Loan to the Underlying Obligor unless and until Buyer shall exercise its rights under Section 15 hereof

4.         LETTERS OF CREDIT

(a)        Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Sections 3(c) and (d), Buyer shall issue or cause the issuance of Letters of Credit on behalf of any Seller (and, if applicable, on behalf of or for the account of, an Underlying Obligor or an Affiliate thereof) in favor of the applicable Underlying Obligor (or such beneficiaries as such Underlying Obligor may elect) under a Purchased Loan with an associated Letter of Credit; provided, however, that Buyer will not be required to issue or cause to be issued any Letters of Credit to the extent that after giving effect thereto:

(i)         the sum of the (x) the product of (1) the aggregate face amount of all outstanding Committed LC’s multiplied by (2) the Advance Rate and (y) the aggregate face amount of all outstanding Issued LC’s (such sum, the “LC Amount”) would exceed the LC Sublimit at such time; or

(ii)       the aggregate Repurchase Price outstanding for all Transactions plus the LC Amount would exceed the Facility Amount at such time.

(b)        A Seller may request Buyer to (i) issue a Letter of Credit or (ii) commit to issue a Letter of Credit pursuant to a Committed LC, in each case, by delivering to Buyer (with a copy to Buyer Agent) no later than 11:00 a.m. three (3) Business Days before the requested date of issuance of a Letter of Credit or agreement to a Committed LC, an LC Request completed to the satisfaction of Buyer and specifying the date of issuance or agreement to a Committed LC (which shall be a Business Day), the date on which such Letter of Credit or Committed LC is to expire (which shall comply with clause (d) of this Section 4), the amount of such Letter of Credit or Committed LC, the currency in which such Letter of Credit or Committed LC is to be denominated (which shall be a Permitted Currency); and such other certificates, documents and other papers and information as Buyer may reasonably request; provided that no such LC Request shall be required in respect of an automatic extension of the expiry date of any Letter of Credit pursuant to the terms and conditions of such Letter of Credit.  Buyer’s commitment to issue a Letter of Credit pursuant to a Committed LC, and the terms for such commitment and Letter of Credit shall be set in the Confirmation for such Transaction.

(c)        Each Letter of Credit shall expire or be terminated at or prior to the close of business on the earliest of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof (including automatic extensions of such Letter of Credit contemplated by clause (d) of this Section 4), twelve months after the then-current expiration date of such Letter of Credit), (ii) within three (3) Business Days after written notice from Seller to Buyer requesting termination of such Letter of Credit and (iii) five (5) Business Days prior to the earlier of (x) the Repurchase Date in respect of the related Purchased Loan and (y) the Facility Expiration Date.  Each Committed LC shall expire or be terminated at or prior to the close of business on the earliest of (i) the date of the issuance of such Letter of Credit with respect to all or a portion of the commitment under such Committed LC, (ii) within three (3) Business Days after written notice from Seller to Buyer requesting termination of such Committed LC and (iii) five (5) Business Days prior to the earlier of (x) the Repurchase Date in respect of the related Purchased Loan and (y) the Facility Expiration Date.

(d)        Subject to a final expiration date as specified in clause (c) of this Section 4, each Letter of Credit may provide for the automatic extension of the expiry date thereof unless the Buyer gives notice in accordance with the Letter of Credit that such expiry date shall not be extended, and Buyer shall give such notice to the applicable Seller not more than sixty (60) days, but not less than forty-five (45) days, prior to the current expiry date of such Letter of Credit.

(e)        On the Purchase Date of any Purchased Loan associated with a Letter of Credit, the applicable Seller shall sell and assign to Buyer the reimbursement obligations of the applicable Underlying Obligor under such Letter of Credit. Upon a request for a drawing under such Letter of Credit by the applicable Underlying Obligor or a beneficiary thereof and the disbursement of an advance under such Letter of Credit by Buyer to or on behalf of such Underlying Obligor, the Outstanding Principal Balance of such Purchased Loan shall be increased by an amount equal to such reimbursement obligation from the related Underlying Obligor.

(f)        Each Seller agrees to be bound by the terms of each LC Request delivered by it and by Buyer’s interpretation of any Letter of Credit issued by Buyer and by Buyer’s written regulations and customary practices relating to letters of credit, though Buyer’s interpretation of such regulations and practices may be different from such Seller’s own. In the event of a conflict between the Letter of Credit documents and this Agreement with respect to the respective rights and obligations of Seller and Buyer, this Agreement shall govern.

(g)        Neither Buyer nor Buyer Agent shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by Buyer or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Buyer or any error, negligence and/or mistakes, whether of omission or commission, in following any Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto;  provided that, none of the foregoing shall be construed to excuse Buyer from liability to any Seller to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Seller to the extent permitted by applicable law) suffered by such Seller that are caused by Buyer’s gross negligence or willful misconduct as determined in a non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  In furtherance of the foregoing, the parties hereto expressly agree that, in the absence of gross negligence or willful misconduct as determined in a non-appealable judgment by a court of competent jurisdiction on the part of Buyer: (i) in determining whether to honor any request for a drawing under any Letter of Credit by the beneficiary thereof, Buyer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such letter of Credit has been satisfied in the manner so set forth and (ii) Buyer shall have the right, in its sole discretion, to decline to accept such documents and to decline to honor such request for a drawing.

5.         MARGIN MAINTENANCE

(a)        If at any time the aggregate Margin Deficit in respect of all Purchased Loans subject to Transactions (net of the aggregate Margin Excess applicable to all Purchased Loans subject to Transactions) exceeds $500,000, Buyer may by notice to Sellers (a “Margin Call”) require Sellers to either (at the Sellers’ election): (i) transfer to Buyer cash, (ii) apply any Margin Excess or (iii) repurchase the Purchased Loan(s) giving rise to such Margin Deficit, or any combination of the foregoing, so that following such transfer, application or repurchase, a Margin Deficit no longer exists.  Failure to cure any Margin Deficit as required by the preceding sentence prior to the expiration of the time period set forth in Section 5(b) below shall constitute an Event of Default and shall entitle Buyer to exercise its remedies under Section 15 of this Agreement (including the liquidation remedy provided for in Section 15(iv) of this Agreement.

(b)        If any Margin Call is given by Buyer under Section 5(a) of this Agreement at or prior to the Margin Notice Deadline on any Business Day, the Sellers shall transfer Dollars, repurchase the applicable Purchased Loan(s) or otherwise cure such Margin Deficit as provided in Section 5(a) by no later than 5:00 p.m. on the date that is the second (2nd) Business Day following the Business Day on which the Margin Call is given.  If any Margin Call is given by Buyer under Section 5(a) of this Agreement after the Margin Notice Deadline on any Business Day, the Sellers shall transfer Dollars, repurchase the applicable Purchased Loan(s) or otherwise cure such Margin Deficit as provided in Section 5(a) by no later than 9:30 a.m. on the date that is the third (3rd) Business Day following the Business Day on which the Margin Call is given.  The failure of Buyer on any one or more occasions to exercise its rights under Section 5(a) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer or Sellers to do so at a later date. Buyer and Sellers agree that any failure or delay by Buyer to exercise its rights under Section 5(a) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(c)        Any cash transferred to Buyer or any Margin Excess applied pursuant to Section 5(a) of this Agreement with respect to any Purchased Loan shall, in each case, be applied to reduce the Repurchase Price of the Purchased Loan giving rise to the Margin Deficit until it no longer exists.

(d)        If any Event of Default occurs with respect to non-payment of any Price Differential, Repurchase Price or amount required to satisfy a Margin Call in respect of any Transaction or any fee or other amount payable by Sellers hereunder, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, all such outstanding amounts shall bear interest, after as well as before judgment, at a rate per annum equal to the Pricing Rate plus 2.00% (the “Default Rate”).

(e)        If at any time the aggregate Margin Excess in respect of all Purchased Loans subject to Transactions exceeds $500,000, any Seller may by notice to Buyer (a “Margin Excess Notice”) require Buyer to transfer cash to Sellers in the amount of all or any portion of such Margin Excess in excess of such amount.  If any Margin Excess Notice is given by a Seller at or prior to the Margin Notice Deadline on any Business Day, the Buyer shall (at the Buyer’s sole discretion) transfer Dollars to Sellers by no later than 5:00 p.m. on the date that is the second (2nd) Business Day following the Business Day on which the Margin Excess Notice is given.  If any Margin Excess Notice is given by a Seller after the Margin Notice Deadline on any Business Day, the Buyer shall (at the Buyer’s sole discretion) transfer Dollars to Sellers by no later than 9:30 a.m. on the date that is the third (3rd) Business Day following the Business Day on which the Margin Excess Notice is given.

6.         CASH MANAGEMENT ACCOUNT; PAYMENT DIRECTION; MONTHLY DISTRIBUTIONS

(a)        The Cash Management Account shall be established at the Depository or its custodian concurrently with the execution and delivery of this Agreement by Sellers, Buyer and Buyer Agent. Buyer Agent shall have sole dominion and control (including “control” within the meaning of Section 9-104(a) of the UCC) over the Cash Management Account. Amounts on deposit in the Cash Management Account shall be remitted by the Depository in accordance with the applicable provisions of this Section 6.

(b)        All Income in respect of the Purchased Loans as well as any interest received from the reinvestment of such Income, shall be deposited directly into the Cash Management Account.  If any administrative agent or servicer for a Loan forwards any Income due to Seller with respect to a Purchased Loan to the applicable Seller rather than directly to the Cash Management Account, such Seller shall (i) use commercially reasonable efforts to cause such administrative agent or servicer to forward any future payments directly to the Cash Management Account and (ii) promptly, but in any case within two (2) Business Days of receipt, deposit any such amounts into the Cash Management Account.

(c)        On each Price Differential Remittance Date, each Seller shall pay to Buyer (to the extent not previously paid to Buyer (including pursuant to the waterfall provisions of this Section 6) an amount equal to the Price Differential which has accrued and is outstanding in respect of each applicable Transaction.

(d)        So long as no Material Default (other than any Material Default that would be cured on such Remittance Date by application of Income in accordance with this Section 6(d)) or Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loan during each Collection Period shall be applied by the Depository on the related Remittance Date in accordance with a report prepared by the Sellers and approved in writing by the Buyer (which approval may be by email) and delivered to the Depository, as follows:

(i)         first, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Transactions for which such Remittance Date is a Price Differential Remittance Date;

(ii)       second, to remit to Buyer an amount equal to any and all fees, reasonable and documented out-of-pocket costs and expenses, including, but not limited to, reasonable attorneys’ fees and expenses and enforcement costs, due and owing by each Seller to Buyer or Buyer Agent (or any other Indemnified Party) under the Transaction Documents as of such Remittance Date;

(iii)      third, to remit to Buyer (A) its proportionate share of any Principal Payment received with respect to a Purchased Loan, in an amount equal to the product of (x) the amount of such Principal Payment received and (y) the Advance Rate or (B) if such Principal Payment reduces the Underlying Obligor’s obligation under the related Loan Agreement to $0, the Repurchase Price of the related Purchased Loan;

(iv)       fourth, if an aggregate Margin Deficit exists in respect of all Purchased Loans subject to Transactions (net of the aggregate Margin Excess applicable to all Purchased Loans subject to Transactions), to remit to Buyer an amount sufficient to eliminate such outstanding Margin Deficit (without limiting Sellers’ obligation, if any, to satisfy a Margin Call in a timely manner as required pursuant to Section 5);

(v)        fifth, to remit to Buyer to pay in full any other outstanding obligation of Sellers then due and payable to Buyer or its Affiliates under this Agreement; and

(vi)       sixth, all remaining Income shall be remitted to Sellers.

Notwithstanding the above, to the extent a Principal Payment on a Purchased Loan in excess of $1,000,000 on any date is received in the Cash Management Account, the applicable Seller shall (following written approval of the Buyer, which may be by email) direct the Depository to distribute such amount on the Business Day immediately succeeding notice to Buyer from the applicable Seller of deposit in immediately available funds of such amount in the Cash Management Account, as follows:

(i)         first, to remit to Buyer or Depository to pay in full any obligations of Sellers to Buyer, Buyer Agent or Depository under this Agreement or any other Transaction Document that are due and unpaid;

(ii)       second, if an aggregate Margin Deficit exists or would, upon the occurrence of such Principal Payment, exist in respect of all Purchased Loans subject to Transactions (net of the aggregate Margin Excess applicable to all Purchased Loans subject to Transactions), to remit to Buyer an amount sufficient to eliminate such outstanding Margin Deficit (without limiting Sellers’ obligation to satisfy a Margin Call in a timely manner as required pursuant to Section 5 and without duplication of any amount paid under Section 6(d)(iv) above);

(iii)      third, to remit to Buyer (A) its proportionate share of such Principal Payment, in an amount equal to the sum of (1) the product of (x) the amount of such

Principal Payment received and (y) the Advance Rate and (2) the amount of any accrued and unpaid Price Differential (without duplication of any amount paid under Section 6(d)(i) above) or (B) if such Principal Payment reduces the Underlying Obligor’s obligation under the related Loan Agreement to $0, the Repurchase Price for the related Purchased Loan; and.

(iv)       fourth, all remaining amounts shall be remitted to Sellers.

(e)        If a Material Default (other than any Material Default that would be cured on such Remittance Date by application of Income in accordance with Section 6(d)) or Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Loan shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Cash Management Account as follows (provided that Buyer may change the order and manner of any such application from time to time in Buyer’s sole and absolute discretion):

(i)         first, to remit to Buyer an amount equal to the Price Differential that has accrued and is outstanding in respect of all of the Purchased Loans as of such Remittance Date;

(ii)       second, to remit to Buyer an amount equal to any and all fees, reasonable and documented out-of-pocket costs and expenses, including, but not limited to, reasonable attorneys’ fees and expenses and enforcement costs, due and owing by Sellers to Buyer or Buyer Agent (or any other Indemnified Party) under the Transaction Documents as of such Remittance Date;

(iii)      third, to remit to Depository an amount equal to the depository fees due and payable as of such Remittance Date;

(iv)       fourth, to remit to Buyer an amount equal to the aggregate Repurchase Price of all Purchased Loans (to be applied in reduction of the aggregate Repurchase Price in such amounts, order and manner as determined by Buyer, until such Repurchase Price has been reduced to zero (0));

(v)        fifth, to remit to Buyer or its Affiliates to pay in full any other outstanding obligation of Sellers to Buyer or its Affiliates under the Transaction Documents; and

(vi)       sixth, to remit to Sellers the remainder.

(f)        Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts held by Buyer or any Affiliate of Buyer and any other obligations at any time owing by Buyer or an Affiliate of Buyer to or for the credit or the account of any Seller against any of or all the obligations of Sellers now or hereafter existing under this Agreement irrespective of whether or not Buyer shall have made any demand under this Agreement (and without prior notice to any Seller), whereupon such obligations owing by Buyer or its Affiliates to such Seller shall, to the extent (and only to the extent) of such set off actually made by Buyer, be discharged.  The rights of Buyer under this Section 6(f) are in addition to other rights and remedies (including other rights of setoff) that Buyer may have.

(g)        At the end of each Collection Period and prior to the Remittance Date for such Collection Period, Sellers shall provide (or shall cause Servicer to provide) to Buyer a statement and analysis of all Income for such period, indicating the Purchased Loans to which each element of Income relates and the amounts constituting interest on each Purchased Loan, Principal Payments on each Purchased Loan with respect to each Purchased Loan and other Income.

7.         PRECAUTIONARY SECURITY INTEREST

(a)        Except as provided in Section 27(e) (for U.S. federal, state and local income tax purposes), Buyer and Sellers intend that all Transactions hereunder be one or more sales or other absolute Conveyances to Buyer of the Purchased Loans and not a loan or loans from Buyer to any Seller secured by the Purchased Loan.  However to protect and preserve Buyer’s rights with respect to the Purchased Loan, including any Conveyance thereof pursuant to the Loan Documents, in the event any such Transaction is deemed to be other than a sale or other absolute Conveyance, each Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in and right of set-off against, all of the following property of such Seller and any and all interests of such Seller therein, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, all of the Sellers’ property described in this Article 7, together with the Cash Management Account, the “Collateral”) to Buyer to secure the payment and performance of all amounts or obligations owing to Buyer pursuant to this Agreement and the other Transaction Documents (including the obligation of such Seller to pay the Repurchase Price, or if the Transactions are recharacterized as loans, to repay such loans for the Repurchase Price):

(i)         the Purchased Loans and the Loan Documents and the Loan File related thereto, including all files, documents, instruments, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, all Servicing Rights, all “securities accounts” (as defined in Section 8-501 (a) of the UCC) to which any or all of the Purchased Loan or any proceeds that are credited and all “securities entitlements” (as defined in Section 8-102(a)(17) of the UCC) therein;

(ii)       any Servicing Agreements, Servicing Records, insurance relating to the Purchased Loans, the Cash Management Account and all “deposit accounts” (as defined in the UCC, including, collection and escrow accounts) and securities accounts relating to the Purchased Loans;

(iii)      all of such Seller’s right, title and interest in, to and under the applicable Loan Documents;

(iv)       all Hedging Transactions to which such Seller is a party and all agreements, instruments and other documents evidencing and/or securing all Hedging Transactions;

(v)        all “general intangibles” (including “payment intangibles”), “accounts,” “chattel paper,” “investment property,” “documents” and “instruments” as defined in the UCC relating to or constituting any and all of the foregoing;

(vi)       all “supporting obligations” and “letter of credit rights” as defined in the UCC relating to or constituting any and all of the foregoing; and

(vii)     all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, tort claims, insurance claims and other rights to payments, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b)        Each Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in and right of set-off against, all of its right, title and interest, in, to and under the Cash Management Account, to Buyer Agent for the benefit of Buyer to secure the payment and performance of all amounts or obligations owing to Buyer pursuant to this Agreement, each of the Transactions and the other Transaction Documents (including the obligation of such Seller to pay the Repurchase Price, or if the Transactions are recharacterized as loans, to repay such loans for the Repurchase Price).

(c)        Buyer Agent’s security interest in a Purchased Loan, or the Collateral as a whole, shall terminate only upon (i) in the case of an individual Purchased Loan, the repurchase or other release thereof in accordance with the terms of this Agreement and (ii) in the case of the Collateral as a whole, the repayment in full of all amounts payable to Buyer Agent and Buyer and termination of Sellers’ obligations under this Agreement and the documents delivered in connection herewith and therewith.  For purposes of the grant of the security interest pursuant to this Article 7, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”) and the Uniform Commercial Code as in effect in any other applicable jurisdiction.  In furtherance of the foregoing, (a) each Seller, at its sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Buyer upon completion thereof, (b) each Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder), it being agreed that such Seller shall pay any and all fees required in connection therewith, and (c) each Seller hereby authorizes Buyer, at such Seller’s cost and expense, to prepare and file any and all Filings, which such Filings may include a collateral description of “all assets of the debtor” or a similarly generic collateral description.  In addition, each Seller hereby authorizes Buyer to make Filings, at the sole cost and expense of such Seller, in such locations as Buyer may determine to be necessary or advisable to perfect and maintain priority of the security interest granted hereby. Seller 3 shall register the details of the security interests granted under this Agreement and the Deposit Account Control Agreement in its register of mortgages and charges maintained at its registered office in the Cayman Islands.

(d)        If any Event of Default occurs and is continuing, (a) Buyer shall have all of the rights and remedies provided to a secured party by Requirements of Law (including the rights and remedies of a secured party under the UCC and the right to set off any mutual debt and claim) and under any other agreement between Buyer and any Seller, (b) without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of the Facility Obligations, without prejudice to Buyer’s right to recover any deficiency,

(d) the possession by Buyer or any of its agents of the Loan Documents, the Purchased Loans and such other items of property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting such security interest under the UCC and Requirements of Law, and (e) notifications to Persons (other than Buyer) holding such property, and acknowledgments, receipts or confirmations from Persons (other than Buyer) holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents of the secured party for the purpose of perfecting such security interest under the UCC and Requirements of Law.  The assignment, pledge and grant of security interest contained herein shall be, and each Seller hereby represents and warrants to Buyer that it is, a first priority perfected security interest.  For the avoidance of doubt, (x) each Purchased Loan secures the Facility Obligations with respect to all other Transactions and all other Purchased Loans and (y) if an Event of Default exists, no Purchased Loans will be released from Buyer’s lien or transferred to any Seller until the Facility Obligations are indefeasibly paid in full (unless required by the terms of the Loan Documents).  Notwithstanding the foregoing, the Facility Obligations shall be full recourse to Sellers.

(e)        The grant of a security interest under this Article 7 shall not constitute or result in the creation or assumption by Buyer of any obligation of any Seller or any other Person in connection with any of the Purchased Loans, whether or not Buyer exercises any right with respect thereto.  Each Seller shall remain liable under the applicable Purchased Loans and Loan Documents to perform all of such Seller’s duties and obligations thereunder to the same extent as if the Transaction Documents had not been executed.

8.         PAYMENT, TRANSFER AND CUSTODY

(a)        On the Initial Purchase Date for each Transaction, ownership of the related Purchased Loan shall be transferred to Buyer against Buyer’s simultaneous transfer of the Initial Purchase Price to the Funding Account, provided that the U.S. federal, state and local income tax characterization of the transfer shall be governed by Section 27(e).  On each Subsequent Purchase Date, as part of the same Transaction that occurred on the Initial Purchase Date, Buyer will purchase the related increase in the Outstanding Principal Balance of such Purchased Loan resulting from the applicable Seller’s Subsequent Advance to or for the benefit of the related Underlying Obligor, subject to the terms and conditions of Section 3(k).

(b)        [Reserved].

(c)        For each Purchased Loan, no later than 1:00 p.m. at least three (3) Business Days prior to the related Initial Purchase Date, the applicable Seller shall deliver or cause to be delivered to Buyer or its designee (i) the information contained on Appendix I to the Confirmation, (ii) a Loan File Checklist and (iii) a Custodial Delivery together with originals or copies of all documents in the Loan File pertaining to each of the Purchased Loans identified in the Custodial Delivery delivered therewith.

(d)        From time to time, but in no event later than three (3) Business Days following execution, the applicable Seller shall forward to the Buyer additional originals or copies of additional documents evidencing any assumption, modification, amendment, consolidation, extension substitution or restatement of or waiver or consent with respect to a Purchased Loan approved (if required) in accordance with the terms of this Agreement, and upon receipt of any such documents and such other documents, the Buyer shall hold such documents and such other documents as part of the related Loan File.

With respect to all of the Purchased Loans delivered by any Seller to Buyer or its designee, such Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer Agent its attorney-in-fact, which appointment is irrevocable and coupled with an interest, with full power following the occurrence and during the continuance of an Event of Default to take such steps as may be necessary or desirable to enforce Buyer Agent’s rights against such Purchased Loans and the related Loan Files and the Servicing Records and to create a first priority perfected security interest in favor of Buyer Agent for the benefit of Buyer, as secured party, therein.  Any Loan Document constituting part of the Loan File not delivered to Buyer or its designee is and shall be held in trust by the applicable Seller or its designee for the benefit of Buyer as the owner thereof.  Each Seller or its designee shall maintain a copy of the Loan File.  Any originals of the Loan Documents that come into the possession of a Seller or any Affiliate shall be forwarded to Buyer or its designee as promptly as possible pursuant to a Custodial Delivery.  The possession of a Loan File by any Seller or its designee shall be in trust for Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by such Seller or its designee is in a custodial capacity only. The books and records (including any computer records or tapes) of such Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Loan to Buyer. Such Seller shall release its custody of the Loan File to any Person other than the Buyer only in accordance with written instructions from Buyer.

Unless an Event of Default shall have occurred and be continuing, subject to Article 25, each Seller shall exercise all voting and corporate rights with respect to the Purchased Loans; provided,  however, that Sellers shall be required to obtain Buyer’s prior written consent with respect to any vote or corporate right that constitutes a Material Purchased Loan Modification.  Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Loans without regard to any Seller’s instructions.

9.         SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS

(a)        Title to all Purchased Loans, including the Servicing Rights related thereto, shall pass to Buyer on the applicable Purchase Date (provided that, for the avoidance of doubt, solely for U.S. federal, state and local income tax purposes, the beneficial ownership of the Purchased Loans shall be governed by Section 27(e)), and Buyer shall have free and unrestricted use of all Purchased Loans subject to the terms of this Agreement.  Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans with Eligible Assignees, or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans (any of the foregoing, a “Secondary Market Transaction”) but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to the applicable Seller pursuant to Article 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, such Seller pursuant to Article 6 hereof.  Each Seller shall, at no additional expense to such Seller, cooperate reasonably with Buyer to facilitate any Secondary Market Transaction, which cooperation shall continue until the Sellers’ obligations under this Agreement are indefeasibly repaid in full. Any Secondary Market Transaction shall not affect the aggregate Price Differential, Repurchase Date or other economic terms hereof and shall not materially increase or decrease the obligations and liabilities, or rights, of any Seller hereunder.

(b)        Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer by any Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of any Seller or any Affiliate of a Seller (other than temporary custody to the extent provided in this Agreement).

10.       REPRESENTATIONS

(a)        Each Seller represents and warrants to Buyer on the date hereof and on each Purchase Date that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and under the other Transaction Documents to which it is a party and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex, schedule or exhibit hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect, and (v) the execution, delivery and performance of this Agreement, the other Transaction Documents to which it is a party and the Transactions will not violate any law, ordinance or rule applicable to it or its formation, organizational and other governing documents or any agreement by which it is bound or by which any of its assets are affected.

(b)        In addition to the representations and warranties appearing in subsection (a) above and elsewhere in this Agreement, each Seller represents and warrants to Buyer that as of each Purchase Date for any Purchased Loans by Buyer from such Seller and any Transaction thereunder and as of the date of this Agreement and, except as otherwise expressly provided below (and except with respect to any representation or warranty that applies as of a specific date), at all times while this Agreement and any Transaction thereunder is in full force and effect:

(i)         Organization. Each Seller Party is duly formed or incorporated, validly existing and in good standing under the laws and regulations of the jurisdiction of such Seller Party’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller Party’s business except where the failure to satisfy any of the foregoing would not be reasonably likely to have a Material Adverse Effect.  Each Seller Party has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

(ii)       Due Execution; Enforceability. The Transaction Documents to which each Seller Party is a party have been duly executed and delivered by such Seller Party, for good and valuable consideration. The Transaction Documents to which each Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)      Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by each Seller Party of the transactions contemplated by the Transaction Documents (or any of them) to which such Seller Party is a party, nor compliance by such Seller Party with the terms, conditions and provisions of the Transaction Documents (or any of them) to which such Seller Party is a party will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the formation, organizational or other governing documents of such Seller Party, (ii) any contractual obligation to which such Seller Party is now a party or the rights under which have been assigned to such Seller Party or the obligations under which have been assumed by such Seller Party or to which the assets of such Seller Party are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of such Seller Party, other than pursuant to the Transaction Documents to which such Seller Party is a party, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to such Seller Party, or (iv) any applicable Requirement of Law, that, in the cases of clauses (ii) through (iv) above, could reasonably be expected to result in a Material Adverse Effect. Each Seller Party has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents to which such Seller Party is a party.

(iv)       Litigation: Requirements of Law.  As of the date of this Agreement and as of each Purchase Date for any Purchased Loan, except as disclosed by Seller to Buyer in writing prior to any Purchase Date and approved by Buyer (which approval shall be evidenced by Buyer’s funding of the related Purchase Price on such Purchase Date), there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of each Seller Party, threatened against any Seller or any other Seller Party or any of their respective assets that could reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement and as of each Purchase Date for any Purchased Loan, except as disclosed by Seller to Buyer in writing prior to any Purchase Date and approved by Buyer (which approval shall be evidenced by Buyer’s funding of the related Purchase Price on such Purchase Date), each Seller Party is in compliance in all material respects with all Requirements of Law. No Seller Party is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)        No Broker. No Seller has dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.

(vi)       Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loans by Buyer from any Seller, such Purchased Loans are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(l) of the UCC), and such Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loans to Buyer and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans free of any adverse claim subject to the rights of such Seller pursuant to the terms of this Agreement. If, contrary to the intent of the parties hereto, any Transaction is recharacterized as a secured financing of the related Purchased Loans, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of such Seller in, to and under the Collateral and, upon the filing of the applicable UCC financing statements in the appropriate filing office, Buyer Agent shall have a valid, perfected first priority security interest in the Purchased Loans to the extent a security interest can be perfected by filing.

(vii)     [Reserved].

(viii)    No Default.  As of the date of this Agreement and as of each Purchase Date for any Purchased Loan, except as disclosed by Seller to Buyer in writing prior to any Purchase Date and approved by Buyer (which approval shall be evidenced by Buyer’s funding of the related Purchase Price on such Purchase Date), no Default or Event of Default exists.

(ix)       Representations and Warranties Regarding Purchased Loans; Delivery of Loan File. Each Seller represents and warrants to Buyer that each Purchased Loan sold in a Transaction hereunder, as of the related Initial Purchase Date and any Subsequent Purchase Date for such Transaction, conforms to the applicable representations and warranties set forth in Exhibit VI attached hereto, except as disclosed by such Seller to Buyer in writing, and approved by Buyer, prior to any Purchase Date (which approval shall be evidenced by Buyer’s funding of the related Purchase Price on such Purchase Date) (A) prior to the related Initial Purchase Date for the Transaction in which such Purchased Loan is purchased by Buyer and reflected in the related Confirmation or (B) prior to any Subsequent Purchase Date for such Purchased Loan. It is understood and agreed that the representations and warranties set forth in Exhibit VI hereto, if any, shall survive delivery of the respective Loan File to Buyer or its designee to the extent permitted by applicable law. With respect to each Purchased Loan, the Mortgage and any other documents required to be delivered under this Agreement for such Purchased Loan have been delivered to Buyer or its designee on its behalf except as may be disclosed to Buyer prior to any Purchase Date for any Purchased Loan and approved by Buyer (which approval shall be evidenced by Buyer’s funding of the related Purchase Price on the applicable Purchase Date for such Purchased Loan). As of each Purchase Date, such Seller or its designee is in possession of a complete, true and accurate Loan File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to Buyer, except as may be disclosed to Buyer prior to any Purchase Date for any Purchased Loan and approved by Buyer (which approval shall be evidenced by Buyer’s funding of the related Purchase Price on the applicable Purchase Date for such Purchased Loan).

(x)        Adequate Capitalization: No Fraudulent Transfer. Each Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  Each Seller is generally able to pay, and as of the date hereof is paying, and intends to continue paying its debts as they come due. Each Seller is neither presently financially insolvent nor will such Seller be made insolvent by virtue of such Seller’s execution of or performance under any of the Transaction Documents or Loan Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction applicable to such Seller. Each Seller has not entered into any Transaction Document, the Loan Documents or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(xi)       [Reserved].

(xii)     Consents. No consent, approval or other action of, or filing by any Seller with, any Governmental Authority or any other Seller Party is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(xiii)    Ownership.  As of the date hereof, each Seller does not have any stockholders, partner, members or other holders of ownership interests other than as set forth in the ownership chart on Exhibit IX attached hereto.  As of the date hereof, set forth on Exhibit IX attached hereto is a true, complete and correct ownership chart for the each Seller, Pledgors and Guarantor.

(xiv)     Organizational Documents. As of the date hereof, each Seller has delivered to Buyer certified copies of its formation, organizational and other governing documents, together with all amendments thereto, if any (including without limitation, the Seller Constitutional Document).

(xv)      No Material Adverse Change.  As of the date of this Agreement and as of each Purchase Date for any Purchased Loan, except as disclosed by Seller to Buyer in writing prior to any Purchase Date and approved by Buyer (which approval shall be evidenced by Buyer’s funding of the related Purchase Price on such Purchase Date), there has been no change in or to the property, business, financial condition, credit quality or prospects of any Seller Party that would reasonably be expected to result in a Material Adverse Effect.

(xvi)     Investment Company Act Federal Regulations. No Seller is required to register as an “investment company,” or a company “controlled by an “investment company” within the meaning of the Investment Company Act of 1940.

(xvii)   Taxes. Each Seller has filed or caused to be filed all material tax returns that to the Knowledge (after a due inquiry with the individual directly responsible for tax matters in the employ of such Seller) of such Seller would be delinquent if they had not been filed on or before the date hereof and has paid all material taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority that are due and payable except (a) taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; no tax liens have been filed against any of such Seller’s assets except liens for taxes that are not yet due and payable or as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(xviii)  ERISA Compliance.  (a) Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Seller Parties or any ERISA Affiliate has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to, any Plan; and (b) the underlying assets of each Seller Party have not and do not constitute Plan Assets.

(xix)     Judgments/Bankruptcy.  As of the date of this Agreement and as of each Purchase Date for any Purchased Loan, except as disclosed by Seller to Buyer in writing prior to any Purchase Date and approved by Buyer (which approval shall be evidenced by Buyer’s funding of the related Purchase Price on such Purchase Date), there are no undisclosed liabilities or judgments against the Seller Parties that are, unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to any Seller Party.

(xx)      Full and Accurate Disclosure. No information with respect to any Seller Party contained in the Transaction Documents, or any written statement furnished by or on behalf of any Seller Party pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made, in each case, as of the date provided or specified therein, as applicable.

(xxi)     Financial Information. All financial data concerning any Seller Party that has been delivered by or on behalf of such Seller Party to Buyer is true, complete and correct in all material respects as of the date reflected thereon and, to the extent purported to be in accordance with GAAP, has been prepared in accordance with GAAP. All financial data concerning the Purchased Loans (other than any projections and forward looking statements and information as to general economic or industry condition) that has been prepared by or on behalf of each Seller and provided to Buyer is true, complete and correct in all material respects as of the date provided or specified therein, or if prepared by a third-party, is, to such Seller’s Knowledge, true and correct in all material respects as of the date provided or specified therein, in each case, taken as a whole.  Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of any Seller Party or in the results of operations of any Seller Party, which change will, or is reasonably likely to, result in a Material Adverse Effect.

(xxii)   Notice Address; Jurisdiction of Organization Location of Books and Records.  The jurisdiction of formation of Seller 1 and Seller 2 is Delaware.  The jurisdiction of formation of Seller 3 is Cayman Islands.  The location where each Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address reflected in Annex I (unless otherwise changed in accordance with Section 16).

(xxiii)  Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)        The Seller Parties and their respective Affiliates, officers and employees and to the Knowledge of any Seller, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of the Seller Parties any Affiliate or to the Knowledge of any Seller any of their respective directors, officers or employees is a Sanctioned Person.  The Facility, use of the proceeds of the Facility or other transactions contemplated hereby will not violate any Anti-Corruption Laws or applicable Sanctions.

(b)        Neither the making of the facility hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act,  or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor stature thereto or successor statute thereto.  The Seller Parties and their respective Affiliates are in compliance in all material respects with the PATRIOT Act.

(xxiv)   Purchased Loans Acquired from Third Party Transferors.  With respect to each Purchased Loan purchased by any Seller or an Affiliate of any Seller from any Person that is not an Affiliate of Seller, (a) such Purchased Loan was Conveyed or issued pursuant to a loan agreement, indenture, purchase agreement or assignment, or similar instrument (“Purchase Agreement”) between such Seller or such Affiliate and the transferor of such Purchased Loan (“Transferor”) pursuant to which such Seller or such Affiliate purchased or acquired an Eligible Loan that is subsequently sold to Buyer, (b) to Seller’s Knowledge, such Transferor received reasonably equivalent value in consideration for the Conveyance of such Purchased Loan, (c) no such Conveyance was made for or on account of an antecedent debt owed by such Transferor to such Seller or such Affiliate and (d) no such Conveyance is or may be voidable or subject to avoidance under the Bankruptcy Code.

(xxv)    Hazardous Substances.  As of the date of this Agreement and as of each Purchase Date for any Purchased Loan, and except as may be disclosed in any environmental report or other documentation delivered to Buyer in connection with any Purchased Loan prior to the related Purchase Date and approved by Buyer (which approval shall be evidenced by Buyer’s funding of the related Purchase Price on such Purchase Date), no Seller Party: (a) has any Knowledge of any Environmental Liability that would individually or in the aggregate reasonably be expected to have a material adverse effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by an Underlying Obligor, or any permit issued under any Environmental Law to such Underlying Obligor; or (ii) the release or threatened release of any Hazardous Substance into the environment relating to any Mortgaged Property; and (b) has Knowledge of any threatened or actual liability in connection with the release or threatened release of any Hazardous Substance into the environment that could, individually or in the aggregate, reasonably be expected to result in a Purchased Loan MAC.

(xxvi)   [Reserved].

(xxvii) Cash Management Account.  Each Seller has the legal right to pledge the Cash Management Account to Buyer.  The funds held in the Cash Management Account are not held for the benefit of a third party, other than Buyer and there are no liens or encumbrances with respect to the Cash Management Account in favor of any Person other than Buyer.

(xxviii)            Beneficial Ownership Certificate. As of the Closing Date, to the best Knowledge of each Seller, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to Buyer Agent in connection with this Agreement is true and correct in all material respects.

11.       NEGATIVE COVENANTS OF SELLERS

On and as of the date hereof and until this Agreement is no longer in force with respect to any Transaction, each Seller shall not (and with respect to subsection (o) below, shall not permit any Seller Party or any ERISA Affiliate to) without the prior written consent of Buyer:

(a)        take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Loans;

(b)        transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) or Hedging Transactions to which such Seller is a party to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer;

(c)        create, incur or permit to exist any Lien in or on the Purchased Loans, except as described in Section 7 of this Agreement;

(d)        create, incur or permit to exist any Lien in or on any of the other Collateral subject to the security interest granted by such Seller pursuant to Section 7 of this Agreement;

(e)        modify or amend in any material respect, or terminate its Seller Constitutional Document or any other organizational documents of such Seller in a manner adverse to Buyer; provided that, any modification or amendment to the special purpose entity provisions shall be deemed material and adverse;

(f)        change its name, organizational number, tax identification number, method of accounting, identity, structure or jurisdiction of organization unless it shall have provided Buyer thirty (30) days’ prior written notice of such change;

(g)        consent or approve any Material Purchased Loan Modification with respect to any Purchased Loan other than in accordance with this Agreement (it being acknowledged that Sellers shall not be deemed to be in breach of this Section 11(g) if any Material Purchased Loan Modification for any Purchased Loan is consented to or approved by the administrative agent or required lenders under the Loan Documents for the Loan of which the Purchased Loan is a part, so long as Sellers have not consented to or approved of such Material Purchased Loan Modification without obtaining Buyer’s consent thereto);

(h)        [Reserved;]

(i)         directly or indirectly enter into transactions of or a series of related transactions with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate), except upon terms no less favorable, taken as a whole, to such Seller than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(j)         after the occurrence and during the continuation of any Event of Default, make any Distribution;

(k)        contract, create, incur, assume or permit to exist any Investments, except to the extent arising under this Agreement, the other Transaction Documents, the Loan Documents or Hedging Transactions to which such Seller is a party;

(l)         file a financing statement in which such Seller is the debtor (as opposed to the secured party) other than in favor of Buyer;

(m)       enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind-up of dissolve itself (or suffer any liquidation, winding-up or dissolution), or discontinue its business or engage in any other business other than the business of acquiring, originating, selling, assigning, transferring, financing or disposing of Eligible Loans, or sell all or substantially all of its assets; provided that nothing in this clause (m) shall preclude any Seller from terminating, in accordance with Section 3(g), all outstanding Transactions relating to Purchased Loans that such Seller has transferred to Buyer hereunder and selling, assigning, transferring, financing or disposing of all or substantially all of such Purchased Loans in connection with any securitization of such Purchased Loans or other refinancing of such Purchased Loans;

(n)        such Seller will not request any Transaction, and shall not use, and such Seller shall ensure that such Seller and its respective directors, officers, employees and agents acting or benefiting in any capacity in connection with the Transactions shall not use, the proceeds or permit the use of any proceeds of the Transactions to be used, directly or indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions;

(o)        except as would not reasonably be expected to result in a Material Adverse Effect, (i) establish, maintain, contribute to, or incur any liability (contingent or otherwise) or with respect to, any Plan; and (ii) take any action that would cause its underlying assets to constitute Plan Assets; or

(p)        enter into any acknowledgement or agreement that gives any other Person or entity (except Buyer) control over, or any other security interest, lien or title in, the Cash Management Account.

If any Seller shall be required to respond to any request for consent or approval of any Material Purchased Loan Modification with respect to any Purchased Loan received from any Underlying Obligor, administrative agent or other Person within any specified time period under the related Loan Documents, such Seller shall notify Buyer of such time period when it delivers its request for consent to such Material Purchased Loan Modification to Buyer under Section 11(g) above.  Provided that the applicable Seller shall have notified Buyer of such required time period (the “Required Response Time”) for such Seller’s response under the related Loan Documents, Buyer hereby agrees that it shall deliver written notice of its approval or disapproval of such Material Purchased Loan Modification to the applicable Seller at least one (1) Business Day before such Seller is required to respond under the related Loan Documents.  If Buyer shall fail to deliver such written notice of its approval or disapproval of such Material Purchased Loan Modification to the applicable Seller at least one (1) Business Day before such Seller is required to respond under the related Loan Documents and (i) the applicable Required Response Time is at least five (5) Business Days, Buyer shall be deemed to have approved such Material Purchased Loan Modification or (ii) the applicable Required Response Time is less than five (5) Business Days, Buyer shall be deemed to have disapproved such Material Purchased Loan Modification.

12.       AFFIRMATIVE COVENANTS OF SELLERS

On and as of the date hereof and until this Agreement is no longer in force with respect to any Transaction, each Seller shall observe the following covenants:

(a)        Such Seller shall promptly notify Buyer Agent of the occurrence of any Material Adverse Effect or any event, circumstance, development or condition that is reasonably expected to have a Material Adverse Effect, promptly upon its obtaining Knowledge thereof, but in no event later than the fifth (5th) Business Day after obtaining Knowledge of such event.

(b)        Such Seller shall provide Buyer Agent with copies of such documents within its possession or available to such Seller without unreasonable effort or expense as Buyer or Buyer Agent may request in writing evidencing the truthfulness of the representations set forth in Article 10 other than documents that such Seller is not permitted to disclose pursuant to a confidentiality obligation (in which case, such Seller shall deliver redacted versions of such documents, to the extent permitted under such confidentiality obligation).

(c)        Such Seller (1) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, Liens, claims and demands of all Persons (other than security interests by or through Buyer) and (2) shall, at Buyer’s or Buyer Agent’s request, take all actions reasonably necessary to ensure that Buyer Agent will have a first priority security interest in the Purchased Loans created or intended to be created hereby, in the event such Transactions are recharacterized as secured financings to the extent a security interest can be perfected by filing in the appropriate filing offices.

(d)        Such Seller shall notify Buyer Agent of the occurrence of any Default or Event of Default with respect to such Seller as soon as possible but in no event later than the fifth (5th) Business Day after obtaining Knowledge of such event.

(e)        With respect to each applicable Purchased Loan, such Seller shall provide evidence of any Hedging Transaction as reasonably requested by Buyer, and provided same is in Seller’s possession.  Such Seller shall not amend or modify in any material respect, grant any material waiver or terminate any Hedging Transaction to which such Seller is a party. If requested by Buyer, such Seller shall provide Buyer additional information reasonably requested by Buyer relating to any Hedging Transactions, provided that such information is in Seller’s possession.

(f)        Such Seller shall promptly (and in any event not later than five (5) Business Days following receipt of written notice thereof) deliver notice to Buyer Agent of (i) the receipt of written notice of any default under any material agreement, contract or other instrument to which such Seller or Guarantor is a party or any acceleration of the maturity of any indebtedness owing by such Seller or Guarantor which would constitute an Event of Default under Section 14(xvi); (ii) the receipt of written notice of the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting any Seller Party that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, (iii) the receipt of written notice of the occurrence of a material default or an event of default received or sent by a Seller Party pursuant to the Loan Documents or (iv) the receipt of written notice of any Environmental Complaint or any material liability arising from any Environmental Complaint with regard to a Purchased Loan.

(g)        (i) such Seller shall provide such information and take such actions as are reasonably requested by Buyer in writing in order to assist Buyer in maintaining compliance with the PATRIOT Act and (ii) to the extent such Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, Buyer Agent, if Buyer Agent has requested, in a written notice to such Seller at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Seller shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by Buyer Agent of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(h)        Compliance with Sanctions and Anti-Terrorism Laws. Such Seller covenants and agrees that none of such Seller or any of its Affiliates will knowingly (1) conduct any business, nor engage in any transaction or dealing, with any Sanctioned Person or (2) engage in or conspire to engage in any transaction that evades or avoids or that the purpose of evading or avoiding any of the prohibitions of any Sanctions. Such Seller further covenants and agrees that (i) it shall not, directly or indirectly, use the proceeds of any Transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person or entity (x) to fund any activities or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions, or (y) in any other manner that would result in a violation of any Sanctions by any party to this Agreement and (ii) none of the funds or the assets of such Seller that are used to pay any amount due pursuant to this Agreement or any other Transaction Document shall constitute funds obtained from transactions with or relating to Sanctioned Persons or countries or territories that are the subject of sanctions under any Sanctions. Such Seller further covenants and agrees to deliver to Buyer Agent any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that none of such Seller or any of its Affiliates is a Sanctioned Person and none of such Seller, or any of its Affiliates has engaged in any business transactions or dealings with a Sanctioned Person, including but not limited to the making or receiving of any contribution of funds, goods or services to or for the benefit or a Sanctioned Person.

(i)         If such Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for the Purchased Loans, or otherwise in respect thereof, such Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer in the exact form received, duly endorsed by such Seller to Buyer, if required. If any sums of money or property so paid or distributed in respect of the Purchased Loans shall be received by such Seller, such Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of such Seller, as additional collateral security for the Transactions.

(j)         At any time from time to time upon the reasonable request of Buyer, at the sole expense of such Seller, such Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer or Buyer Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request).  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any subsequent promissory note, other instrument, negotiable document, certificated security or chattel paper, such note, instrument, document, security or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.  Such Seller hereby irrevocably authorizes Buyer at any time and from time to time while this Agreement is in effect to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (1) indicate the Collateral as all assets of such Seller or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction and (2) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Seller is an organization, the type of organization and any organization identification number issued to such Seller.  Such Seller agrees to furnish any such information to Buyer promptly upon reasonable request.

(k)        Such Seller shall provide, and shall cause Guarantor to provide, to Buyer Agent the following financial and reporting information:

(i)         deliver, (x) within 120 days after the end of each fiscal year of such Seller and (y) within 60 days after the end of each of the first three fiscal quarters (commencing with the fiscal quarter ended March 31, 2019) of such Seller, a certificate signed by an authorized officer of such Seller certifying that to such authorized officer’s knowledge, no default or Event of Default has occurred and is continuing as of the date of such certificate or, if any default or Event of Default has occurred and is continuing as of the date of such certificate, the nature thereof and the corrective actions that Seller has taken or proposes to take with respect thereto (other than litigation strategy and documentation subject to confidentiality obligations or attorney-client privilege or similar privilege);

(ii)       as soon as available and in any event within sixty (60) days after the end of each fiscal quarter of such Seller, deliver quarterly asset management reports with respect to the applicable Purchased Loans and the Underlying Obligors (to the extent prepared or received by or on behalf of such Seller but in no event to be delivered less frequently than semi-annually for each applicable Purchased Loan);

(iii)      as soon as available but in any event within 30 days after the end of each month, financial reporting packages (including applicable financial statements) delivered by the Underlying Obligors pursuant to the applicable underlying Loan Documents to the extent such financial reporting packages have been received by such Seller or its Affiliates and have not previously been delivered to the Buyer Agent during such month;

(iv)       [Reserved];

(v)        deliver further information with respect to the financial condition, business, operations or performance of such Seller or the applicable Purchased Loans as Buyer may from time to time reasonably request, provided such information is in Seller’s possession;

(vi)       deliver (i) audited consolidated financial statements of the Guarantor within 120 days after the end of each fiscal year of the Guarantor, accompanied by an opinion of a nationally recognized independent public accounting firm (commencing with financial statements for the fiscal year 2018) and (ii) unaudited consolidated financial statements of the Guarantor within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, certified by the Guarantor;

(vii)     deliver within 60 days after the end of each of the first three fiscal quarters of each fiscal year and within 120 days after the end of each fiscal year, a compliance certificate from the Guarantor certifying that, as of the end of such prior fiscal quarter or prior fiscal year, as applicable, the Guarantor is in compliance with all of its covenants and the requirements under this Agreement and the Guaranty;

(viii)    deliver further information with respect to the financial condition, business, operations or performance of the Guarantor as Buyer may from time to time reasonably request;

(ix)       as soon as practicable and in any event within five (5) Business Days after such Seller receives a copy thereof, any material written consent, waiver, amendment, restatement, supplement or other modification under any applicable Loan Document; and

(x)        as soon as practicable and in any event within five (5) Business Days after Seller has received written notice of any material adverse effect on the Underlying Obligor under any applicable Purchased Loan.

(l)         Such Seller shall at all times comply in all material respects with all applicable Requirements of Law (including all applicable Environmental Laws, Anti-Corruption Laws and Sanctions); shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business, in each case, to the extent that failure to do so would reasonably be expected to have a Material Adverse Effect.

(m)       Such Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(n)        Such Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Such Seller shall pay and discharge all material taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such taxes that are not yet due and payable or that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(o)        Such Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by such Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or Buyer’s designated representative, with information reasonably obtainable by such Seller with respect to the Collateral and the conduct and operation of its business.

(p)        [Reserved].

(q)        [Reserved].

(r)        Such Seller shall furnish to the Buyer Agent prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to Buyer Agent that would result in a change to the list of beneficial owners identified in such certification.

(s)        No part of the Purchase Price will be used, directly or indirectly and whether immediately, incidentally or ultimately, for any purpose that violates or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.  Neither the consummation of the Transactions hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, the Beneficial Ownership Regulation or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto.

(t)         Such Seller shall not replace any Independent Manager except in accordance with its Seller Constitutional Document and without at least five (5) Business Days’ prior written notice to Buyer.

(u)        Such Seller shall observe and perform in all material respects the obligations imposed upon such Seller under the Loan Documents.

(v)        In the event Depository is removed, replaced or resigned; such Seller shall enter into an account control agreement with respect to the Cash Management Account in form and substance reasonably acceptable to Buyer and Seller.

(w)       Such Seller shall promptly deliver to Buyer copies of (i) reservation of rights letters entered into in connection with a Purchased Loan or (ii) forbearance agreements entered into in connection with a Purchased Loan.

13.       SPECIAL-PURPOSE ENTITY

Each Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect that it shall be a Special-Purpose Entity and that:

(a)        It is, as of each Purchase Date, and intends to remain solvent and it has paid and intends to pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

(b)        It has complied and will comply with the provisions of its formation, organizational and other governing documents, including its Seller Constitutional Document.

(c)        It has done or caused to be done and will do all things necessary to observe applicable entity formalities and to preserve its existence.

(d)        It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members, partners, shareholders, owners and any other Person, (except to the extent consolidation of financial statements is required under GAAP or as a matter of law) and it will file its own tax returns to the extent required by law.

(e)        It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself as a division or part of any of its Affiliates, shall maintain and utilize separate stationery, invoices and checks, and shall pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services.

(f)        It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

(g)        It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) obligations under the Transaction Documents, the Loan Documents and any Hedging Transactions and (ii) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Loans; provided,  however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred.

(h)        It has not made and will not make any loans or advances to any other Person, other than Eligible Loans that are intended to be part of the Purchased Loans, and shall not acquire obligations or securities of any member or any Affiliate of any member or any other Person (other than other than Eligible Loans that are intended to be part of the Purchased Loans).

(i)         It intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided,  however, that this shall not require any equity party to contribute capital to such Seller.

(j)         It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(k)        It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(l)         It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(m)       It shall not take, and shall not permit its members to take, any of the following actions with respect to such Seller: (i) dissolve or liquidate, in whole or in part; (ii) consolidate or merge with or into any other entity or, except as permitted by this Agreement convey or transfer all or substantially all of its properties and assets to any entity; or (iii) without the affirmative unanimous consent of all members and each Independent Manager, institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of such Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(n)        It shall not have any employees.

(o)        It shall (x) at all times (in the case of Seller 1 and Seller 2) and (y) at all times from and after the Initial Purchase Date relating to the first Transaction entered into by Seller 3 and Buyer (in the case of Seller 3) maintain at least one Independent Manager.  For so long as such Seller’s obligations under this Agreement and the other Transaction Documents are outstanding, such Seller shall not take any of the actions contemplated by Section 13(n) above (including when applicable without the affirmative vote of each Independent Manager).

14.       EVENTS OF DEFAULT

With respect to each Transaction, each of the following clauses (i) through (xviii) shall constitute an Event of Default under this Agreement:

(i)         any Seller fails to repurchase a Purchased Loan upon the applicable Repurchase Date, including for the avoidance of doubt pursuant to clause (xii) below;

(ii)       any Seller fails to cure any Margin Call by payment or otherwise in accordance with Section 5 hereof (after giving effect to any cure periods reflected therein);

(iii)      an Act of Insolvency occurs with respect to any Seller Party;

(iv)       any Seller shall admit in writing to the Buyer its inability to, or its intention not to, perform any of its obligations hereunder;

(v)        (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any Lien or adverse claim of any of the Purchased Loans (other than the rights of Sellers hereunder) and (B) the Transaction Documents cease to create a valid first priority security interest in favor of Buyer Agent on behalf of Buyer with respect to the Collateral and the applicable Seller fails to cure such default within three (3) Business Days after the earlier of such Seller having Knowledge or receipt of notice thereof from Buyer;

(vi)       any Transaction Document shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested in writing by any Seller Party or Affiliate of any Seller Party;

(vii)     failure of Buyer to receive on any Remittance Date, accrued and unpaid Price Differential or any of the applicable Buyer Fees (less any amount of such Price Differential or Buyer Fees previously paid by Sellers to Buyer) due and payable on such Remittance Date (including in the event the Income paid or distributed on or in respect of the Purchased Loans into the Cash Management Account is insufficient to make such payment and Sellers do not make such payment or cause such payment to be made) and Sellers fail to cure such failure within three (3) Business Days after notice from Buyer Agent (except that such failure shall not be an Event of Default if sufficient Income is on deposit in the Cash Management Account and the Depository fails to remit such funds to Buyer);

(viii)    [Reserved];

(ix)       failure of any Seller to make any other payment (i.e., a payment of a type not specified in any other clause of this Section 14) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement which failure is not remedied within five (5) Business Days after written notice from Buyer to Sellers;

(x)        any Governmental Authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller or Guarantor, that results or could be reasonably expected to result in a Material Adverse Effect;

(xi)       a Change of Control shall have occurred without Buyer’s prior written consent;

(xii)     (A) any representation, warranty or certification (other than any representation, warranty or certification of any Seller set forth in Exhibit VI and Section 10(b)(ix)) made or deemed made herein or, in any other Transaction Document made by a Seller or Guarantor or in any certificate furnished to Buyer Agent pursuant to the provisions hereof or thereof shall have been incorrect or untrue (but not intentionally incorrect or untrue) in any material respect when made or repeated or deemed to have been made or repeated which incorrect or untrue representation, if capable of cure, is not cured within thirty (30) days after the earlier of (x) such Seller having Knowledge of such breach or (y) the date on which such Seller has received notice from Buyer of such incorrect or untrue representation; or (B) if any representation or warranty of any Seller set forth in Exhibit VI and Section 10(b)(ix) in respect to a Purchased Loan is incorrect or untrue in any material respect when made or deemed to have been made, except as disclosed in writing to Buyer prior to any Purchase Date for any Purchased Loan and approved by Buyer (which approval shall be evidenced by Buyer’s funding of the related Purchase Price on such Purchase Date), and continues to be incorrect or untrue for thirty (30) days after the earlier of (x) such Seller having Knowledge of such breach or (y) the date on which such Seller has received notice from Buyer of such incorrect or untrue representation, and such Seller shall not have cured such breach or repurchased the related Purchased Loan within such thirty-day period;

(xiii)    Guarantor shall (A) fail to observe any of the financial covenants set forth Section 5 of the Guaranty, or (B) have defaulted or failed to perform under any other covenants of the Guaranty which default is not cured within five (5) Business Days after the earlier of (x) Guarantor having Knowledge of such default or (ii) the date on which Guarantor has received notice from Buyer of such default;

(xiv)     a final non-appealable judgment by any competent court in the United States of America for the payment of money in an amount greater than $250,000 (in the case of any Seller) or $25,000,000 (in the case of Guarantor) shall have been rendered against such Seller or Guarantor, and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding or other means acceptable to Buyer;

(xv)      if any Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within thirty (30) days after notice thereof to such Seller from Buyer;  provided,  however, if (A) such breach or failure to perform cannot reasonably be cured within such thirty (30) day period and (B) Seller shall have commenced to diligently pursue a cure of such breach or failure to perform within such thirty (30) day period, then provided such breach or failure would not reasonably be expected to result in a Material Adverse Effect, such thirty (30) day period shall be extended for so long as Seller diligently and expeditiously continue to pursue a cure of such breach or failure to perform, which extended period shall in no event exceed ninety (90) days in the aggregate; and provided,  further, that if any such breach or failure relates to any individual Purchased Loan, the applicable Seller shall be entitled to cure such breach or failure by repurchasing the related Purchased Loan within the applicable cure period above;

(xvi)     Seller or Guarantor shall be in default under (A) any Indebtedness of Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $250,000, with respect to Seller or $25,000,000, with respect to Guarantor or (2) results in the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $250,000, with respect to Seller or $25,000,000, with respect to Guarantor; or (B) any other material contract to which Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation or (2) results in the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $250,000, with respect to Seller or $25,000,000, with respect to Guarantor;

(xvii)   [Reserved]; or

(xviii)  If an ERISA Event occurs which, either individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect.

15.       REMEDIES

If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)         At the option of Buyer, exercised by written notice to Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an event specified in Section 14(xvii)), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)       If Buyer exercises or is deemed to have exercised the option referred to in Section 15(i) of this Agreement:

(A)       each Seller’s obligations hereunder to repurchase all applicable Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)       to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Default Rate multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Sellers from time to time pursuant to Section 6 of this Agreement and applied to each Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Section 15(iii) of this Agreement).

(iii)      Buyer, in its sole discretion, immediately, at any time, and from time to time, exercise either of the following remedies with respect to any or all of the Purchased Loans: (A) may sell such Purchased Loans on a servicing-released basis and/or without providing any representations and warranties on an "as-is where is" basis, in a recognized market and by means of a public or private sale at such price or prices as Buyer accepts, and apply the net proceeds thereof in accordance with Section 6(e) or (B) may in lieu of selling all or a portion of such Purchased Loans, retain such Purchased Loans and give the applicable Seller credit against the Repurchase Price for such Purchased Loans (or if the amount of such credit exceeds the Repurchase Price for such Purchased Loans, to credit against any other obligations due and any other amounts then owing to Buyer by any other Person pursuant to any Transaction Document, in such order and in such amounts as determined by Buyer), in an amount equal to the Market Value (without giving effect to the second proviso in the definition of “Market Value”)of such Purchased Loans at the time of such election. Until such time as Buyer exercises either such remedy with respect to a Purchased Loan, Buyer may hold such Purchased Loan and apply all Income with respect thereto in accordance with Section 6(e).

(iv)       The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid at such time. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)        Sellers shall be liable to Buyer for (A) the amount of all reasonable and documented out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default and (B) any other actual and documented out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default with respect to any Seller.

(vi)       Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the applicable UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Sellers. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Sellers’ obligations to Buyer, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)     Subject to any notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(viii)    Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each  Seller also waives any defense such Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)       [Reserved].

(x)        Buyer shall not be required to make any demand upon, or pursue or exhaust any of its rights or remedies against, any Seller, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the obligations of Sellers hereunder or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof.  Buyer shall not be required to marshal the Collateral or any guarantee of the obligations of any Seller hereunder or to resort to the Collateral or any such guarantee in any particular order, and all of its rights hereunder or under any other document or instrument executed in connection herewith shall be cumulative.  To the extent it may lawfully do so, each Seller absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Buyer, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.

(xi)       Each Seller hereby appoints Buyer as attorney-in-fact of such Seller for the purpose, after the occurrence and during the continuance of an Event of Default, of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

(xii)     Without limiting Buyer’s obligations under Section 3(k) or to fund any amounts under any Letter of Credit, Buyer, by entering into the Transactions, shall not have, does not assume and shall have no obligation to make any Advances, “future advances” or other additional advances of loan proceeds under any of the Purchased Loans to any Underlying Obligor or undertake any other obligation of the lender thereunder, all of which obligations shall be retained by the applicable Seller and fully and timely performed by such Seller.

16.       NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided under this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by email  provided that such emailed notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16.  A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day,  (d) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 16 or (e) in the case of email, upon delivery, provided that such emailed notice was also delivered as required in this Section 16. A party receiving a notice which does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.

17.       SINGLE AGREEMENT

Each Seller acknowledges that Buyer has entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that Buyer shall be entitled to set off claims and apply property held by it in respect of any Transaction against obligations owing to it in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by Buyer in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

18.       CONFIDENTIALITY.

(a)        All information regarding the terms set forth in any of the Transaction Documents shall be kept confidential and shall not be disclosed by either party to any Person except (i) to the Affiliates of such party or its or their respective directors, officers, employees, agents, advisors and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (ii) to the extent requested by any regulatory authority or required by Requirements of Law or necessary or advisable in connection with any public company filing requirements under federal securities laws, (iii) to the extent required to be included in the financial statements of either party or an Affiliate thereof, (iv) to the extent required to exercise any rights or remedies under the Transactions Documents, Purchased Loans or related Mortgaged Properties, (v) to the extent required to consummate and administer a Transaction and (vi) to any actual or prospective participant, Eligible Assignee or counterparty to a Hedging Transaction that agrees to comply with this Section 18(a).

(b)        All written information regarding the terms set forth in any of the Loan Documents or otherwise provided by any Seller or any Affiliate thereof to Buyer in connection with the Transactions shall be kept confidential and shall not be disclosed by Buyer to any Person, except (i) to the Affiliates of Buyer or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (ii) to the extent requested by any regulatory authority or required by Requirements of Law (including, without limitation, if and to the extent required under applicable securities laws), (iii) to the extent required to be included in the financial statements of Buyer or an Affiliate thereof, (iv) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Loans, Loan Documents or related Mortgaged Properties, (v) to the extent required to consummate and administer a Transaction, (vi) to any actual or prospective Eligible Assignee that agrees to comply with this Section 18, (vii) to the extent required in connection with any litigation between the parties in connection with any Transaction Document; or (viii) if the Transaction Documents and/or Loan Documents and/or such information is generally known or a matter of public record (but not by virtue of a breach by the disclosing party of its obligations hereunder); provided, that no such disclosure made with respect to any Transaction Documents or Loan Documents shall include a copy of such Transaction Document or Loan Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document or Loan Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure to the extent such disclosure can be satisfied by a redacted copy of such Transaction Document or Loan Document.

19.       ASSIGNABILITY

(a)        No Seller shall assign or otherwise transfer its rights and obligations under the Transaction Documents and under the Transactions without the prior written consent of Buyer.

(b)        Buyer shall be entitled at any time to sell or assign all or a portion (but not in an amount less than $50,000,000 for any assignment or participation) of its interests or participations in its rights and obligations under the Transaction Documents and/or under any Transaction to any Eligible Assignee; provided that no Seller shall be responsible for any increased costs, tax or indemnities arising as a result of such assignment; and provided,  further that, so long as no Event of Default has occurred and is continuing, (i) Buyer will be required to notify Sellers in writing of such assignment or participation on or before the date of such assignment or participation, (ii) Buyer or an Affiliate of Buyer will continue to (A) control decision-making with respect to the Purchased Loans, (B) determine whether to purchase any Eligible Loan in a Transaction and (C) determine the Market Value of the Purchased Loans and (iii) Sellers will not be obligated to deal directly with any party other than Buyer or an Affiliate of Buyer.

(c)        Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors and assigns, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

(d)        Each Seller shall maintain a copy of each assignment as to which it is notified and a register for the recordation of the names and addresses of Buyer and any such assignees and the amounts (and stated interest) owing to Buyer and each such assignee pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Buyer, Buyer Agent and such Seller shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement.  No assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any persons interest hereunder shall be effective or permitted under this Agreement until such person's name and address has been registered in the Register.  The Register shall be available for inspection by each Seller and Buyer at any reasonable time and from time to time upon reasonable prior notice.

(e)        If a Buyer sells a participation, it shall, acting solely for this purpose as non-fiduciary agent of the applicable Seller, maintain a register on which it enters the name and address of each participant (a “Participant”) and the principal amounts (and stated interest) of each Participant's interest in this Agreement and other Transaction Documents (the “Participant Register”); provided that a Buyer shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in  “registered form” under Section 5f.103-1(c) of the United States Treasury Regulations promulgated under the Code.  The entries in the Participant Register shall be conclusive absent manifest error, and such Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

20.       ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

21.       GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)        This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)        Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in New York County, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(c)        The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 21 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against any Seller or its property in the courts of other jurisdictions.

(d)        EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

22.       NO RELIANCE

Each of Buyer and each Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)        it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.

(b)        it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)        it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)        it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e)        it is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

23.       INDEMNITY; JOINT AND SEVERAL LIABILITY

(a)        Each Seller hereby agrees to indemnify Buyer and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, reasonable and documented out-of-pocket costs and expenses (including, without limitation reasonable attorney’s fees and disbursements) suffered or incurred by the Indemnified Parties (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that no Seller shall be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party.  Without limiting the generality of the foregoing, each Seller agrees to hold Indemnified Parties harmless from and indemnify the Indemnified Parties against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of ERISA, any Environmental Law, rule or regulation or any consumer credit laws, including without limitation the Truth in Lending Act and/or the Real Estate Settlement Procedure Act, that, in each case, results from anything other than Indemnified Parties’ gross negligence or willful misconduct. In any suit, proceeding or action brought by Indemnified Parties in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, the applicable Seller will save, indemnify and hold Indemnified Parties harmless from and against any reasonable out-of-pocket expense (including, without limitation, reasonable attorneys’ fees and expenses), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by such Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from such Seller. Each Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its outside counsel. Each Seller hereby acknowledges that, the obligations of such Seller hereunder are a recourse obligation of such Seller. This Section 23 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)        Notwithstanding anything herein contained to the contrary, each Seller hereby acknowledges and agrees that all representations, covenants and obligations of any Seller under this Agreement or under any other Transaction document shall be joint and several obligations of the Sellers.

24.       DUE DILIGENCE

Each Seller acknowledges that Buyer has performed due diligence reviews and, at reasonable times and upon reasonable prior notice, has the right to perform continuing due diligence reviews with respect to the applicable Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise.  Each Seller agrees that upon reasonable prior notice to such Seller, Buyer or Buyer’s authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of such Seller, any servicer or any subservicer (provided that, unless an Event of Default has occurred and is continuing, or unless Buyer has a commercially reasonable basis for doing so, Buyer shall not be permitted to conduct more than one (1) such review during any calendar year). Each Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Loan Files and the applicable Purchased Loans. Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may enter into Transactions with such Seller based solely upon the information provided by such Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time, either itself or through its authorized representative, to conduct a partial or complete due diligence review on some or all of the Purchased Loans.  Buyer may underwrite such Purchased Loans itself or engage a third party underwriter to perform such underwriting.  Each Seller agrees to reasonably cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of such Seller. Each Seller further agrees that such Seller shall reimburse Buyer for any and all reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s  due diligence reviews with respect to the Purchased Loan incurred pursuant to this Section 24, including, without limitation, reasonable attorneys’ fees and expenses (provided that, the due diligence conducted in connection with the initial purchase of an Eligible Loan shall be limited to the Underwriting Fee).

25.       SERVICING

(a)        Notwithstanding use of expressions such as “Repurchase Date”,  “Repurchase Price”,  “margin” and “substitution”, which are used to reflect terminology used in the market for transactions of the kind provided for in this Agreement, it is hereby expressly acknowledged that the Servicing Rights relating to each Purchased Loan purchased by Buyer hereunder are sold, assigned, and transferred by each Seller to Buyer along with such Purchased Loan; provided,  however, that so long as no Event of Default has occurred and is continuing hereunder, Sellers or their Affiliates shall have the right to service and administer (or to cause Servicer to service and administer) the Purchased Loans in accordance with the terms and conditions of this Agreement.

(b)        Each Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all Servicing Agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement.  Each Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of such Seller or its designee to service in conformity with this Section 25 and any other obligation of such Seller to Buyer subject to any applicable Servicing Agreement. Each Seller covenants to safeguard such Servicing Records (if in its possession) and to deliver them promptly to Buyer or its designee at Buyer’s request.

(c)        Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) subject to Section 15, sell its right to the Purchased Loans on a servicing released basis or (ii) terminate any servicer or any sub-servicer of the Purchased Loans with or without cause, in each case without payment of any termination fee.  Notwithstanding any provision of this Agreement to the contrary, upon the occurrence of an Event of Default, Buyer shall have sole control over all decisions, approvals or determinations made with respect to the servicing and administration of the Purchased Loans and the exercise of all rights and remedies with respect to the Purchased Loans and the related loan and securitization documents evidencing and securing the Purchased Loans.

(d)        As of the date hereof, no third party Servicer has been engaged to service any of the Purchased Loans.  Sellers may engage a third party Servicer; provided that (i) Sellers have delivered (x) notice of its intention to engage such Servicer to Buyer at least thirty (30) days prior to the effective date of such engagement, (y) such Servicer shall have been approved Buyer prior to the effective date of such engagement and (z) Sellers, Buyer and such Servicer enter into a tri-party Servicing Agreement in form and substance reasonably satisfactory to Buyer.

(e)        With respect to each Purchased Loan, the applicable Seller shall deliver (or cause the Servicer to deliver) to the administrative agent or servicer of the Loan under the related Loan Documents, a payment direction letter (the “Payment Direction Letter”) in the form attached hereto as Exhibit X to this Agreement (or such other evidence acceptable to Buyer), which may be delivered by electronic mail or other electronic means instructing such administrative agent or servicer of the Loan under the related Loan Documents to deposit all amounts payable under the related Purchased Loan to the Cash Management Account and shall provide to Buyer proof of such delivery and a copy of such Payment Direction Letter.

26.       MISCELLANEOUS

(a)        Time is of the essence under the Transaction Documents and all Transactions thereunder and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(b)        All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent that this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(c)        The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.  Delivery by facsimile or other electronic transmission (including “pdf”) of an executed counterpart of a signature page to this Agreement and each other Transaction Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Transaction Documents.

(d)        The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(e)        Without limiting the rights and remedies of Buyer under the Transaction Documents, Sellers shall pay Buyer’s reasonable and documented actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder (subject to any limitations set forth in the Fee Letter).  Each Seller agrees to pay Buyer on demand all reasonable and documented actual out-of-pocket costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of such Seller in respect of the applicable Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection; compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, each Seller agrees to pay Buyer on demand all reasonable and documented actual out-of-pocket costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Cash Management Account and registering the Collateral in the name of Buyer or its nominee.

(f)        Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g)        Intentionally Omitted.

(h)        This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(i)         The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(j)         Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(k)        Any notice, acknowledgment, statement or certificate (including, without limitation, any Confirmation) given by Buyer to any Seller shall be effective as, and shall be deemed to be, a notice, acknowledgment, statement or certificate given to such Seller.  Buyer may, without necessity of any inquiry, rely solely upon any notice, acknowledgment, statement or certificate of any of (1) any Seller or (2) any authorized representative of any Seller set forth on Exhibit II or otherwise designated by such Seller from time to time.  Any disbursements of funds to Sellers provided for in Article 6 of this Agreement or otherwise in this Agreement or the Transaction Documents shall be deemed properly made to Sellers if disbursed to any Seller or its designee.

27.       INTENT

(a)        Buyer and Sellers intend (a) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 101 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Section 7 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, and (c) that Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559 or 362(b)(6) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract,” including (x) the rights, set forth in Article 15 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Loans and terminate this Agreement, and (y) the right to offset or net out as set forth in herein and in Section 362(b)(6) of the Bankruptcy Code.

(b)        Buyer and Sellers acknowledge and agree that Buyer’s right to liquidate Purchased Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Article 15 and as otherwise provided in the Transaction Documents is a contractual right to liquidate such Transactions as described in Section 555, 559 and 561 of the Bankruptcy Code.

(c)        Buyer and Sellers acknowledge and agree that if either Buyer or any Seller is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)        Buyer and Sellers acknowledge and agree that this Agreement constitutes a “netting contract,” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), and each payment entitlement and payment obligation under any Transaction shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution,” as that term is defined in FDICIA).  Buyer and Sellers expressly represent, warrant, acknowledge and agree that this Agreement constitutes a “master netting agreement,” as defined in Section 101(38A) of the Bankruptcy Code.

(e)        Notwithstanding anything else in this Agreement (including Sections 7(a),  8(a) or 9(a)) or any Transaction Document to the contrary, Buyer (including each Buyer assignee) and Sellers agree that each intend for purposes of U.S. federal, state and local income taxes to treat each Transaction as indebtedness of Sellers that is secured by the Purchased Loans, and the Purchased Loans as owned by Sellers in the absence of an Event of Default by a Seller and the corresponding foreclosure on any such Purchased Loan by Buyer.  Buyer (and such Buyer assignee) and Sellers each agrees to treat and report for all U.S. federal, state and local income tax purposes the Transactions entered into hereunder as one or more loans from Buyer (or such Buyer assignee) to Sellers secured by the Purchased Loans, and to take no action inconsistent with this treatment, unless required by (a) law, (b) a final administrative determination by any U.S. federal, state or local taxing authority or (c) any regulatory authority, or any non-U.S. taxing authority.  Guarantor may cause to be delivered to the Buyer Agent on an annual basis, a statement certified in writing by each Seller setting forth, as of the date of such statement, the portion owed by each Seller of the outstanding aggregate Repurchase Price for all Purchased Loans subject to Transactions under the Transaction Documents, which statement shall be in accordance with the books and records kept by each Seller (a “Sellers Allocation Statement”)

28.       CHANGE IN CIRCUMSTANCES

(a)        Taxes.

(i)         Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(A)       Any and all payments by or on account of any Facility Obligation of any Seller or Guarantor hereunder or under any other Transaction Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law.  If any applicable Requirements of Law require the deduction or withholding of any Tax from any such payment by Buyer Agent, any Seller or Guarantor (as applicable, and as determined in the good faith discretion of such applicable withholding agent), then Buyer Agent, such Seller, or Guarantor (as applicable) shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (v) below.

(B)       If any Seller, Guarantor or Buyer Agent (as applicable) shall be required by a Requirement of Law to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment by or on account of any Facility Obligation of any Seller or Guarantor hereunder or under any other Transaction Document, then: (1) such Seller, Guarantor or Buyer Agent (as applicable) shall withhold or make such deductions as are determined by Buyer to be required based upon the information and documentation it has received pursuant to subsection (v) below; (2) such Seller, Guarantor or Buyer Agent (as applicable) shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with any applicable Requirement of Law; and (3) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Seller or Guarantor shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 28(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(ii)       Payment of Other Taxes by Sellers.  Without limiting the provisions of subsection (i) above, each Seller shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of Buyer Agent, timely reimburse it for the payment of, any Other Taxes.

(iii)      Tax Indemnifications.

Each Seller shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to such Seller by Buyer, shall be conclusive absent manifest error.

(iv)       Evidence of Payments.  Upon request by Buyer Agent after any payment of Taxes by any Seller to a Governmental Authority as provided in this Section, such Seller shall deliver to Buyer Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to Buyer Agent.

(v)        Status of Buyer; Tax Documentation.

(a)        If Buyer or any Person that acquires the rights and obligations of Buyer under this Agreement is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, the Buyer or such Person shall deliver to Sellers and Buyer Agent, at the time or times reasonably requested by any Seller or Buyer Agent, such properly completed and executed documentation reasonably requested by such Seller or Buyer Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Buyer or any Person that acquires the rights and obligations of Buyer under this Agreement, if reasonably requested by any Seller, or Buyer Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Seller or Buyer Agent as will enable such Seller or Buyer Agent to determine whether or not Buyer or such Person is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than any such documentation set forth in subsection (b) hereof) shall not be required if in the Buyer or such Person’s reasonable judgment such completion, execution or submission would subject Buyer or such Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer or such Person.

(b)        Without limiting the generality of the foregoing, if any Seller or Guarantor is a U.S. Person:

(A)       Buyer and any Person that acquires the rights and obligations of Buyer under this Agreement that is a U.S. Person shall deliver to such Seller, Guarantor and Buyer Agent on or prior to the date on which such Person becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of such Seller, Guarantor or Buyer Agent), executed copies of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to such Seller, Guarantor and Buyer Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of such Seller, Guarantor and Buyer Agent), whichever of the following is applicable:

(a)        in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Transaction

Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b)        executed copies of IRS Form W-8ECI;

(c)        in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit XI-A to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Seller or Guarantor within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(d)        to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit XI-B or Exhibit XI-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XI-D on behalf of each such direct and indirect partner;

(C)       any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to such Seller, Guarantor and Buyer Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of such Seller, Guarantor and Buyer Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Seller, Guarantor and Buyer Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to Buyer or any Person that acquires the rights and obligations of Buyer under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer or such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer or such Person shall deliver to such Seller, Guarantor and Buyer Agent at the time or times prescribed by law and at such time or times reasonably requested by such Seller, Guarantor or Buyer Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Seller, Guarantor or Buyer Agent as may be necessary for such Seller, Guarantor and Buyer Agent to comply with their obligations under FATCA and to determine that Buyer or such Person has complied with such Person’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D),  “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)        Buyer Agent shall deliver to the Sellers on or prior to the Closing Date (or, in the case of any successor Buyer Agent, on or prior to the date on which such successor Buyer Agent becomes the Buyer Agent under this Agreement) (and, to the extent it remains legally entitled to do so, from time to time thereafter upon the reasonable request of any Seller) executed copies of IRS Form W-9 certifying that such Buyer Agent is exempt from U.S. federal backup withholding tax or (x) executed copies of IRS Form W-8ECI with respect to any amounts payable to the Buyer Agent for its own account and (y) executed copies of IRS Form W-8IMY with respect to any amounts payable to the Buyer Agent for the account of others, certifying that it is a “U.S. branch,” that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Sellers to be treated as a U.S. Person with respect to such payments (and the Sellers and the Buyer Agent agree to so treat the Buyer Agent as a U.S. Person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations)

(d)        Each Person providing documentation under this Section 28(a)(v) agrees that if any IRS form or related certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or related certification or promptly notify Sellers, Guarantor or Buyer Agent, as applicable, of its legal inability to do so.

(vi)       Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Seller or Guarantor, or with respect to which such Seller or Guarantor has paid additional amounts pursuant to this Section, it shall promptly notify such Seller or Guarantor of such refund and promptly pay to such Seller or Guarantor, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Seller or Guarantor under this Section 28 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Seller or Guarantor, upon the request of such Recipient, agree to repay the amount paid over to any such Seller or Guarantor pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Seller or Guarantor pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require the Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Seller, Guarantor or any other Person.

(vii)     Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Buyer Agent or any assignment of rights by Buyer, the termination of the Facility and the repayment, satisfaction or discharge of all other Facility Obligations.

(b)        Illegality.  If Buyer determines that any Change in Law, or in the interpretation or application thereof shall make it unlawful for Buyer to effect Transactions as contemplated by the Transaction Documents, (i) the commitment of Buyer hereunder to enter into new Transactions and to continue Transactions as such, or to make any Subsequent Purchase or pay the Supplemental Purchase Price, shall forthwith be canceled, and (ii) the outstanding Transactions shall, at Buyer’s discretion, be converted automatically to Alternative Rate Transactions, for which the Pricing Rate shall be the Alternative Rate, on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. Notwithstanding the foregoing, Buyer shall not convert any Transaction hereunder to the Alternative Rate unless Buyer is also converting the interest rate or pricing rate to the Alternative Rate for its similarly situated customers under similar repurchase and credit facilities and Buyer’s method of determining any amount payable to Buyer pursuant to the immediately preceding sentence shall be substantially the same as the method used by Buyer in implementing similar provisions for similarly situated customers under credit and repurchase facilities similar to the Facility.  If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, the applicable Seller shall pay to Buyer such amounts, if any, as may be required pursuant to this Section 28(b) of this Agreement. Each Seller shall indemnify Buyer and hold Buyer harmless from any loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable attorneys’ fees and disbursements) which Buyer may sustain or incur as a consequence of (x) default by such Seller in terminating any Transaction after such Seller has given a notice in accordance with Section 3(h) of a termination of a Transaction or (y) default by such Seller in selling Eligible Loans after such Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Loans in accordance with the provisions of this Agreement.

(c)        Inability to Determine Rates.  (i) If, prior to the first day of any Pricing Rate Period with respect to any Transaction, Buyer determines (which determination shall be conclusive absent manifest error) that: (A) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount for the Pricing Rate Period; (B) adequate and reasonable means do not exist for determining the LIBO Rate for the Applicable Maturity for such Pricing Rate Period; or (C) the LIBO Rate for the Applicable Maturity does not adequately and fairly reflect the cost to Buyer of making or maintaining Transactions or such Pricing Rate Period, Buyer shall deliver notice of such determination to the applicable Seller.  Thereafter, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Period until notice from Buyer has been withdrawn, shall be the Alternative Rate, if an Alternative Index has been established and adopted by Buyer or, if an Alternative Index has not been established and adopted by Buyer, then the Pricing Rate shall be the Base Rate; provided, that Buyer shall not convert any Transaction hereunder to the Alternative Rate or the Base Rate unless Buyer is also converting the interest rate or pricing rate to the Alternative Rate or the Base Rate for its similarly situated customers under similar repurchase and credit facilities and Buyer’s method of determining any amount payable to Buyer pursuant to this clause (c)(i) shall be substantially the same as the method used by Buyer in implementing similar provisions for similarly situated customers under credit and repurchase facilities similar to the Facility. Until the Alternative Index is determined and adopted by Buyer, the Pricing Rate shall be determined by reference to the Base Rate.

(ii)       If at any time (A) Buyer determines (which determination shall be conclusive absent manifest error) that the circumstances set forth in Section 28(c)(i)(A) or (B) above have arisen (including, in the case of Section 28(c)(i)(B), without limitation, because the LIBO Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (B) the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Pricing Rate in respect of all Transactions hereunder shall be determined on the basis of the Alternative Rate.

For purposes of this Section 28(c), “Base Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the lesser of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% (or, in each case, if such day is not a Business Day the immediately preceding Business Day). “Prime Rate” means, for any day, a rate per annum that is equal to the corporate base rate of interest established by Buyer from time to time and may not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the day such change in the Prime Rate or the Federal Funds Effective Rate, respectively, becomes effective.

(d)        Increased Costs Generally.  If there shall be any Change in Law after the date hereof which shall have the effect of imposing on Buyer (or, other than with respect to any Tax, Buyer’s holding company) any increase or expansion of or any new:  Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Buyer or other conditions affecting the extensions of credit under this Agreement; then Sellers or Guarantor shall pay to Buyer such additional amount as Buyer deems necessary to compensate Buyer for any increased cost to Buyer attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Buyer’s capital and/or Buyer’s revenue attributable to such extension(s) of credit under this Agreement; provided that Buyer shall not require Seller to pay any additional amount under this Section 28(d) unless Buyer is also requiring payment of such amounts by all of its similarly situated customers under all similar repurchase and credit facilities and Buyer’s method of determining any amount payable to Buyer pursuant to this clause (d) shall be substantially the same as the method used by Buyer in implementing similar provisions for all similarly situated customers under all credit and repurchase facilities similar to the Facility.

(e)        Delay in Requests. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 28, it shall promptly notify each Seller of the event by reason of which it has become so entitled within one hundred and eighty (180) days after becoming aware thereof (the “Change in Circumstance Notice”).  A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Sellers shall be included in the Change in Circumstance Notice setting forth the basis of calculation therefor and conclusive in the absence of manifest error, and such amount(s) shall be payable within ten (10) days of demand and, if recurring, as otherwise billed by Buyer.  Each Seller shall pay such additional amounts on demand.  Failure or delay on the part of Buyer to demand compensation pursuant to the foregoing provisions of this Section 28 shall not constitute a waiver of Buyer’s right to demand such compensation; provided that Seller shall not be required to pay any additional amounts arising from any event occurring more than one hundred and eighty (180) days prior to such notice from Buyer.

(f)        LIBO Rate Changes.  Notwithstanding anything herein to the contrary, Buyer’s method of determining any amount payable by Buyer due to an adjustment of the LIBO Rate for any reserve requirement or any subsequent costs arising from a change in government regulation (as set forth in the definition of LIBO Rate) shall be substantially the same as the method used by Buyer in implementing similar provisions for similarly situated customers under credit and repurchase facilities similar to the Facility.

(g)        Mitigation. If any Buyer requests compensation under Section 28, or requires any Seller or Guarantor to pay any Indemnified Taxes or additional amounts to Buyer or any Governmental Authority for the account of any Buyer pursuant to Section 28, it shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its applicable lending office or file any certificate or document, if, in the reasonable judgment of such Buyer, such action would avoid the need for or reduce the amount of any such Taxes and would not subject such Buyer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Buyer.  Each Seller hereby agrees to pay all reasonable and documented costs and expenses incurred by any such Person in connection with any such action.

29.       ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS

Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Buyer that is an EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)   a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority;

in each case, to the extent that, at the time, the foregoing shall be the general policy or practice of such EEA Financial Institution with respect to similarly situated customers under comparable provisions of similar agreements; provided that nothing in this Section 29 shall require any EEA Financial Institution to disclose any confidential information related to similarly situated customers, comparable provisions of similar agreements or otherwise.

30.       BUYER AS AGENT OR LENDER OF RECORD ON RELATED LOANS

If Buyer’s Agent or its Affiliate is a lender of record or repurchase facility buyer or lender under any other repurchase facility or credit facility with respect to any Loan related to any Purchased Loan hereunder, then notwithstanding anything to the contrary in this Agreement or any other Transaction Document, (a) any and all financial statements and reports, notices, and other documents and information with respect to such Purchased Loan, the related Loan Documents, any related Underlying Obligor or Mortgaged Property required to be delivered by Sellers under this Agreement or any other Transaction Document that has otherwise been delivered or made available to Buyer’s Agent or its Affiliate as a lender of record or repurchase facility buyer or lender under any credit facility with respect to the Loan related to such Purchased Loan, shall be deemed to have been delivered by Sellers for all purposes hereunder and under the Transaction Documents and (b) with respect to any Material Purchased Loan Modification or other matter relating to any Purchased Loan requiring the consent or approval of Buyer or Buyer’s Agent hereunder, if Buyer’s Agent or its Affiliate shall have consented to or approved of such Material Purchased Loan Modification or other matter as a lender of record or as repurchase facility buyer or lender under any other repurchase facility or credit facility with respect to the Loan related to such Purchased Loan, then Buyer or Buyer’s Agent, as applicable, shall be deemed to have consented to or approved of such Material Purchased Loan Modification or other matter hereunder.  Buyer or Buyer’s Agent shall use reasonable efforts to give notice to Sellers of its consent or approval of any such Material Purchased Loan Modification or other matter with respect to any Loan related to a Purchased Loan hereunder under any other repurchase facility or credit facility.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Master Repurchase and Securities Contract as of the 6th day of February 2019.

BUYER:

MUFG BANK, LTD.

By:	/s/ Matt Stratton
Name:	Matt Stratton
Title:	Managing Director

BUYER AGENT:

MUFG BANK, LTD.

By:	/s/ Matt Stratton
Name:	Matt Stratton
Title:	Managing Director

[Signatures continue on the following page.]

Master Repurchase and Securities Contract

SELLER 1:

SPT INFRASTRUCTURE FINANCE SUB-4, LLC,

By:	/s/ Andrew J. Sossen
Name:	Andrew J. Sossen
Title:	Authorized Signatory

SELLER 2:

SPT INFRASTRUCTURE FINANCE SUB-4 (DT), LLC,

By:	/s/ Andrew J. Sossen
Name:	Andrew J. Sossen
Title:	Authorized Signatory

SELLER 3:

EXECUTED as a DEED by
SPT INFRASTRUCTURE FINANCE SUB-4 (OT), LTD.,

By:	/s/ Andrew J. Sossen
Name:	Andrew J. Sossen
Title:	Authorized Signatory

Master Repurchase and Securities Contract

SCHEDULE 1

Letters of Credit Purchase Price Adjustments

Initial Purchase Price and Letters of Credit mechanics will conform to the following terms:  Committed LC’s will reduce the LC Sublimit by the face amount of the Letter of Credit multiplied by the Maximum Advance Rate. For Issued LC’s, the face amount of the Letter of Credit shall count against the LC Sublimit. Upon issuance of a Letter of Credit, the Initial Purchase Price for the applicable Purchased Loan, which was not a Letter of Credit, will be reduced by the amount that results from the difference between (i) the face amount of the Letter of Credit, and (ii) the product of (a) the face amount of the Letter of Credit and (b) the Maximum Advance Rate, such difference being the “haircut amount”.

For example, on a Purchased Loan with a principal amount of $100mm and a $10mm Committed LC (unissued), the applicable Seller would be entitled to an initial maximum Purchase Price of $90.75mm, consisting of $82.5mm ($100mm x 82.5%) as a cash advance and $8.25mm ($10mm x 82.5%) as a Committed LC. Upon issuance of a Letter of Credit, such Seller would be entitled to an initial maximum Purchase Price of $90.75mm, consisting of $80.75mm ($100mm x 82.5% – $1.75mm haircut amount) as a cash advance and $10mm as an Issued LC.  If Buyer later advances 100% of the face amount of the Letter of Credit, the maximum Purchase Price for the Purchased Loan would be $90.75mm, consisting of $90.75mm ($100mm x 82.5%) + ($10mm x 82.5%) as a cash advance of the Repurchase Price for such Purchased Loan.  Such Seller will sell and assign the Letter of Credit reimbursement obligation from the Underlying Obligor on the Purchase Date (and upon a draw under the Letter of Credit to or on behalf of the Underlying Obligor, the Purchased Loan Outstanding Principal Balance will be increased by the amount of such reimbursement obligation from the Underlying Obligor).

SCHEDULE 1 – Page 1

ANNEX I

Names and Addresses for Communications between Parties

Buyer:

MUFG Bank, Ltd.

1221 Avenue of the Americas,

New York, NY 10020

Attention: Matt Stratton

Telephone: 212-782-4212

With copies to:

MUFG Bank, Ltd.

1221 Avenue of the Americas,

New York, NY 10020

Attention: Cecile Lopez Mora

Telephone: 212-782-6434

Buyer Agent:

MUFG Bank, Ltd.

1221 Avenue of the Americas,

New York, NY 10020

Attention:            Matt Stratton

Telephone:          212-782-4212

With copies to:

MUFG Bank, Ltd.

1221 Avenue of the Americas,

New York, NY 10020

Attention: Cecile Lopez Mora

Telephone: 212-782-6434

Sellers:

Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attn: General Counsel

Telephone: 203-422-8191

Facsimile No.: 203-422-8192

Exhibit I – Page 1

With a copy to:

Starwood Property Trust, Inc.

201 Merritt 7, 1st Floor

Norwalk, Connecticut 06851

Attn: Haig Najarian

Telephone: 203-422-8191

And with a copy to:

Sidley Austin, LLP

787 Seventh Avenue

New York, New  York 10019

Attention: Robert L. Boyd, Esq.

Facsimile No.: 212-839-5599

Exhibit I – Page 2

EXHIBIT I

FORM OF CONFIRMATION

CONFIRMATION STATEMENT

MUFG BANK, LTD.

Ladies and Gentlemen:

MUFG Bank, Ltd. is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which MUFG Bank, Ltd. shall purchase from you the Eligible Loans identified in this Confirmation, pursuant to the Master Repurchase and Securities Contract (“MRSC”) between MUFG Bank, Ltd. (the “Buyer”), MUFG Bank, Ltd. (“Buyer Agent”), SPT Infrastructure Finance Sub-4, LLC, (“Seller 1”), SPT Infrastructure Finance Sub-4 (DT), LLC, (“Seller 2”) and SPT Infrastructure Finance Sub-4 (OT), Ltd. (“Seller 3”, and, together with Seller 1 and Seller 2, the “Sellers”), dated as of February 6, 2019 (the “Repurchase Agreement”: capitalized terms used herein without definition have the meanings given in the Agreement), as follows below and on the attached Appendix 1:

Purchase Date:	____________
Repurchase Date:
Purchased Loan: Advance Rate: Maximum Advance Rate:	As identified on attached Appendix 1 ____________% 82.5%

Initial Purchase Price:	As identified on attached Appendix 1
Pricing Rate:	[One][two][three][six][1] month LIBOR plus [_____]% (the “Applicable Margin”)
Repurchase Price: Other Covenants (financial or otherwise):

1         Select as applicable.

Exhibit I – Page 3

Name and address for communications:	Buyer:	MUFG Bank, Ltd. 1221 Avenue of the Americas New York, NY 10020 Attention: Matt Stratton Telephone: 212-782-4212
	Seller:	[__________________________] c/o Starwood Property Trust, Inc. 591 West Putnam Avenue Greenwich, Connecticut 06830 Attn: General Counsel Telephone: [____________________] Telecopy: (203) 422-8192

All of the Transaction Conditions Precedent have been satisfied or, to the extent reflected on Exhibit A to this Confirmation, waived by Buyer.  Any conditions to any such waivers shall be set forth on such Exhibit A.

The Loan described in Appendix 1 to this Confirmation is an Eligible Loan and all of the representations and warranties contained in the Repurchase Agreement (including Exhibit VI to the Repurchase Agreement as applicable to such Purchased Loan) are true and correct except to the extent that such representations and warranties (x) specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, or (y) are already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects), subject to any exceptions identified on Appendix 1.

No Default or Event of Default exists on the date hereof nor will exist as a result of the Transaction contemplated hereby.

After giving effect to such Transaction, the aggregate Repurchase Price for all Purchased Loans subject to Transactions outstanding does not exceed the Facility Amount.

[FUNDING ACCOUNT WIRING INSTRUCTIONS]

Exhibit I – Page 4

MUFG BANK, LTD.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

[____________________], a [Delaware limited liability company]

By:
Name:
Title:

Exhibit I – Page 5

Appendix 1 to Confirmation

For each Eligible Loan, describe, as applicable:

(a)	Transaction Name
(b)	Borrower Name
(c)	Project Type
(d)	City, State
(g)	Maximum Commitment
(h)	Current Balance
(i)	Current Interest Rate
(j)	Initial Maturity Date
(k)	Extended Maturity Date (if applicable)
(l)	Detailed description of any Representation Exceptions (if any) – describe on separate page and cross-reference the related paragraph numbers in Exhibit VI to the Repurchase Agreement
(m)	Initial Purchase Price
(n)	Associated Letter of Credit

Appendix 1 – Page 1

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLERS

Name	Specimen Signature

Exhibit II – Page 1

EXHIBIT III

FORM OF CUSTODIAL DELIVERY

On this ____ of ________, 20[__], [______________] (“Seller”), as a Seller under that certain Master Repurchase and Securities Contract, dated as of February [___], 2019 (the “Repurchase Agreement”) between Seller, [SPT Infrastructure Finance Sub-4, LLC,][SPT Infrastructure Finance Sub-4 (DT), LLC][ and SPT Infrastructure Finance Sub-4 (OT), Ltd.] (collectively with Seller, the “Sellers”), MUFG Bank, Ltd. (“Buyer”) and MUFG Bank, Ltd. (“Buyer Agent”), does hereby deliver to [Buyer][[_____], as Buyer’s designee (“______”)], the Loan Files with respect to the Purchased Loans to be purchased by Buyer pursuant to the Repurchase Agreement and identified on Schedule I hereto.

With respect to the Loan Files delivered hereby, [Buyer][_____] shall review the Loan Files to ascertain delivery of the documents listed in Section 8(c) to the Repurchase Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Repurchase Agreement.

IN WITNESS WHEREOF, Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

__________________, a ______________

By:
Its:

Exhibit III – Page 1

SCHEDULE I

Schedule I – Page 1

EXHIBIT IV

DUE DILIGENCE CHECKLIST

1.   Credit Request

2.   Financing Documents

a.    Term Sheet

b.   Credit Agreement

c.    Depository Agreement

d.   Intercreditor Agreement

e.    Pledge Agreement

f.    Guarantee and Collateral Agreement

g.   Form of Assignment and Assumption Agreement

h.   LSTA Consent to Assignment

i.    Security Agreement

j.    Solvency Certificate

3.   Lender Presentation

4.   Lender Model

5.   Material Project Documents

a.    Hedge Documentation (ISDA, Guarantee, Confirmation)

b.   Contractual Service Agreement

c.    Gas Supply Documentation (Contract for Sale and Purchase of Natural Gas)

d.   Asset Management Agreement

6.   Consultant Reports

a.    Market Consultant Report

b.   Engineer Report

Exhibit VI – Page 1

c.    Environmental Site Assessment

d.   Energy Market Expert Report

e.    Insurance Report

f.    Local Counsel Due Diligence Memo

g.   Legal Due Diligence Memo

h.   Due Diligence Report Reliance Letter

7.   Syndication Term Sheet

8.   Confidential Information Memorandum

Exhibit VI – Page 2

EXHIBIT V

FORM OF POWER OF ATTORNEY

“Know All Men by These Presents, that [______________] (“Seller”), does hereby appoint MUFG Bank, Ltd. (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the Purchased Loans [and the Assignments of Mortgages], [(ii) the recordation of the Assignments of Mortgages and other recordable Loan Documents] and (iii) the enforcement of Seller’s rights under the Purchased Loans purchased by Buyer pursuant to the Master Repurchase and Securities Contract dated as of February 6, 2019 (the “Master Repurchase Agreement”) between Seller, [SPT Infrastructure Finance Sub-4, LLC,][SPT Infrastructure Finance Sub-4 (DT), LLC][ and SPT Infrastructure Finance Sub-4 (OT), Ltd.] (collectively with Seller, the “Sellers”), Buyer and MUFG Bank, Ltd., in its capacity as Buyer Agent, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against the Purchased Loans, the related Loan Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.  Capitalized terms used above that are not defined herein have the meaning assigned them in the Master Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY FROM BUYER, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and [delivered as deed]2 this ___ day of _______________, 20__.

__________________, a ______________

By:
Its:

2         [Required only if granted by Seller 3]

Exhibit V – Page 1

EXHIBIT VI

REPRESENTATIONS AND WARRANTIES

REGARDING EACH PURCHASED LOAN

1.   Eligible Loan; Ownership of Purchased Loans.  Each Purchased Loan is an Eligible Loan that is a whole loan, a controlling or non-controlling participation or syndication interest therein.  At the time of the sale, transfer and assignment to Buyer, the applicable Seller had good title to, and was the sole owner of, each Purchased Loan free and clear of any and all liens, charges, pledges, encumbrances, any other ownership interests on, in or to such Purchased Loan.  Subject to delivery of notice to and/or obtaining the approval of the Underlying Obligor, administrative agent and/or any other Person as and to the extent required under the related Loan Documents, and upon completion of the assignee information therein and Buyer’s countersignature where applicable, Seller has full right and authority to sell, assign and transfer each Purchased Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Loan.

2.   Loan Document Status. Each related Loan Document executed by or on behalf of the related Underlying Obligor, guarantor or other obligor in connection with such Purchased Loan is the legal, valid and binding obligation of the related Underlying Obligor, guarantor or other obligor, as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby.

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Underlying Obligor with respect to any of the related Loan Documents and no right of rescission, set off, counterclaim or defense has been asserted with respect thereto, including, without limitation, any such valid offset, defense, counterclaim or right based on fraud by Seller in connection with the origination of the Purchased Loan.

3.   Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Loan File (a) the material terms of any Mortgage, Purchased Loan guaranties, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could reasonably be expected to have a material adverse effect on such Purchased Loan; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the

Exhibit VI – Page 1

related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Underlying Obligor nor the related guarantor has been released from its material obligations under the Purchased Loan.

4.   Condemnation.  As of the date of origination and to the applicable Seller’s Knowledge as of the Purchase Date for any Purchased Loan, there is no proceeding pending, and, to such Seller’s Knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened, for the total or partial condemnation of any related Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

5.   Actions Concerning Purchased Loan.  There are no proceedings pending or, to the applicable Seller's Knowledge, threatened wherein any Underlying Obligor or guarantor of such Purchased Loan or any Governmental Authority has alleged that such Purchased Loan or the related Loan Agreement is illegal or unenforceable.

6.   No Holdbacks.  The principal balance as of the Initial Purchase Date of the Purchased Loan set forth on the Purchased Loan Schedule has been fully disbursed as of the Initial Purchase Date and, except where contemplated by the related Loan Documents, there is no requirement for future advances thereunder and as is reflected on the Confirmation.

7.   Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Purchased Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Underlying Obligor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Underlying Obligor is required to maintain insurance, if available in the community in which the Mortgaged Property is located, in the amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the National Flood Insurance Act of 1968 (or any amendment or successor act thereto).

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer

Exhibit VI – Page 2

meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the applicable Seller for loans similar to the Purchased Loans, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

The Loan Documents require insurance proceeds in respect of a property loss to be applied (a) to the repair or restoration of all or part of the related Mortgaged Property, (b) to the reinvestment of such proceeds in comparable assets as permitted by the Loan Documents, (c) to the payment of the outstanding principal balance of such Eligible Loan together with any accrued interest thereon, subject to the terms of the Loan Documents or (d) as otherwise set forth in the Loan Documents.

All premiums on all insurance policies referred to in this section required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender(s) under the Purchased Loan and its successors and assigns (or an agent on behalf of the lender(s)) as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured.  Each related Purchased Loan obligates the related Underlying Obligor to maintain all such insurance (in some cases on a commercially reasonable basis) and, at such Underlying Obligor’s failure to do so, authorizes the lender(s) (or an agent on behalf of the lender(s)) to maintain such insurance at the Underlying Obligor’s cost and expense and to charge such Underlying Obligor for related premiums.  All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender(s) (or an agent on behalf of the lender(s)) of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender (s) (or an agent on behalf of the lender(s)) of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by such Seller.

8.   Authorized to do Business.  To the extent required under applicable law, as of the Purchase Date, each Underlying Obligor was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Loan by the Buyer.

9.   Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the applicable Seller’s Knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

10. Licenses and Permits.  Each Underlying Obligor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, except as would not reasonably be expected to result in a material adverse effect on the Underlying Obligor.

Exhibit VI – Page 3

11. Intentionally Omitted.

12. Financial Reporting.  The Loan Documents require the Underlying Obligor to provide the holder of such Purchased Loan with annual financial reporting packages and, as applicable, quarterly or semi-annual reporting packages.

13. Floating Interest Rates.  The interest rate of each Purchased Loan that bears interest at a floating rate of interest is based on LIBOR (or in the case of a Purchased Loan denominated in currencies other than U.S. Dollars, the LIBOR equivalent for the applicable currency) plus a margin (which interest rate may be subject to a minimum or “floor” rate); provided, however, that in certain circumstances (e.g., if a “base rate” is selected by the Underlying Obligor, or if LIBOR is unavailable, not permitted by law or has been replaced as a market floating rate index), the interest rate for a Purchased Loan may be based on (a)(i) a “base rate” (i.e., higher of (x) prime rate, (y) the sum of the federal funds rate plus up to an additional 0.50%, or (z) the sum of the one month LIBOR rate plus 1.00%) or (ii) an alternate index that has replaced LIBOR as the market index as determined by the administrative agent and all or a portion of the applicable lenders plus (b) a margin.

14. Intentionally Omitted.

15. Intentionally Omitted.

16. No Material Default; Payment Record.  To the applicable Seller’s Knowledge, no Purchased Loan has been delinquent beyond any applicable grace or cure period (or if no grace or cure period is specified in the related Loan Documents, more than five (5) Business Days) in making required payments since origination, and as of the Purchase Date, no Purchased Loan is delinquent beyond any applicable grace or cure period (or if no grace or cure period is specified in the related Loan Documents, more than five (5) Business Days) in making required payments.  To the applicable Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Purchased Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Purchased Loan or the value, use or operation of the related Mortgaged Property; provided that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation or warranty made by such Seller in this Exhibit VI.

17. Bankruptcy.  To the applicable Seller’s Knowledge, as of the date of origination of the related Purchased Loan and as of the Purchase Date, (a) no Underlying Obligor or guarantor is a debtor in state or federal bankruptcy, insolvency or similar proceeding and (b) such Underlying Obligor has not experienced a material adverse change in its financial condition since the date of the most recent financial reporting package delivered to the applicable Seller.

18. Environmental Conditions.  A Phase I environmental site assessment (or update of a

Exhibit VI – Page 4

previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Purchased Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Underlying Obligor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Underlying Obligor that can reasonably be expected to mitigate the identified risk or the related Loan Documents otherwise require the Underlying Obligor to maintain, remediate or abate such Environmental Condition in accordance with applicable Requirements of Law; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer meeting the Insurance Rating Requirements; (E) a party not related to the Underlying Obligor was identified as the responsible party for such Environmental Condition; or (F) a party related to the Underlying Obligor having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To the applicable Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

19. Purchased Loan Schedule.  The information pertaining to each Purchased Loan which is set forth in the Purchased Loan Schedule to this Agreement is true and correct in all material respects as of the Purchase Date and contains all information required by this Agreement to be contained therein.

20. Cross-Collateralization.  Each Purchased Loan that is cross-collateralized or cross-defaulted is cross-collateralized or cross-defaulted only with other Purchased Loans that are subject to Transactions under this Agreement.

21. Advance of Funds by the Applicable Seller.  After origination, no advance of funds has been made by the applicable Seller to the related Underlying Obligor other than in

Exhibit VI – Page 5

accordance with the Loan Documents, and, to such Seller’s Knowledge, no funds have been received from any person other than the related Underlying Obligor or an affiliate for, or on account of, payments due on the Purchased Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by third parties into a lender-controlled lockbox if required or contemplated under the related Loan Documents).  Neither such Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Underlying Obligor under a Purchased Loan.

22. Compliance with Anti-Money Laundering Laws.  The applicable Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Purchased Loan, the failure to comply with which would have a material adverse effect on the Purchased Loan.

23. Affiliated Transactions.  Neither the applicable Seller nor the Servicer are Affiliates of the Underlying Obligor with respect to such Purchased Loan.

24. Compliance with Law.  To the applicable Seller’s Knowledge, the transfer of such Purchased Loan from the applicable Seller to Buyer would not violate any applicable Requirements of Law.

25. Free Assignability.  Pursuant to the related Loan Documents with respect to such Purchased Loan, the Loan Documents require only usual and customary notice to and/or consents from the applicable Underlying Obligor, administrative agent and/or other Persons to effectuate the assignment and transfer of such Purchased Loan from Seller to Buyer.

26. Legal Capacity.  To the Knowledge of the applicable Seller, as of the Purchase Date, the Underlying Obligor with respect to such Purchased Loan (and any guarantor of such Underlying Obligor's obligations thereunder), had full legal capacity to execute and deliver the Loan Agreement which creates such Purchased Loan and any other documents related thereto.

27. No Governmental Authority.  As of the Purchase Date, the Underlying Obligor with respect to such Purchased Loan is not a Governmental Authority.

28. Maintenance and Repair.  Such Purchased Loan requires the related Underlying Obligor to (a) pay all maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the related Mortgaged Property, (b) maintain, preserve, protect and keep the related Mortgaged Property in good repair, working order and condition (ordinary wear and tear excepted) in accordance with customary industry practices and (c) maintain its equipment and spare parts inventory in accordance with customary industry practices.

29. Extension of Credit.  Such Purchased Loan is not an extension of credit by the applicable Seller to the Underlying Obligor for the purpose of (a) making any past due principal, interest or other payments due on such Purchased Loan, (b) preventing such Purchased Loan or any other loan to the related Underlying Obligor from becoming past due or (c)

Exhibit VI – Page 6

preventing such Purchased Loan from becoming defaulted (other than refinancings not due to financial distress or reorganization of the related Underlying Obligor). For the avoidance of doubt, (i) the funding of any amounts into (or the posting of any letters of credit in respect of) escrows or reserves under the related Loan Documents, (ii) the funding or capitalization of any interest amounts under any construction or development loan under the related Loan Documents or (iii) the funding of any amount under a revolving credit facility under the related Loan Documents shall not be a breach of the foregoing representations.

30. Underlying Obligor.  To the Knowledge of the applicable Seller, the Underlying Obligor with respect to such Purchased Loan, as of the origination date of the Purchased Loan, (a) was a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization; and (b) did not enter into the Purchased Loan primarily for personal, family or household purposes.

Exhibit VI – Page 7

EXHIBIT VII

FORM OF SUBSEQUENT PURCHASE REQUEST

Pursuant to Section 3(k) of that certain Master Repurchase and Securities Contract, dated as of February 6, 2019 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between MUFG Bank, Ltd. (“Buyer”), MUFG Bank, Ltd. (“Buyer Agent”), [_____________] (“Seller”), [SPT Infrastructure Finance Sub-4, LLC,][SPT Infrastructure Finance Sub-4 (DT), LLC][and SPT Infrastructure Finance Sub-4 (OT), Ltd.] (collectively with Seller, the “Sellers”), Seller hereby requests that Buyer make a Subsequent Purchase from Seller in an amount equal to the Subsequent Purchase Request set forth below with respect to the following Purchased Loan:

Request Date:

Purchased Loan Name:

Seller’s funded balance under Purchased Loan: $

Advance Rate:  %

Maximum Advance Rate :  82.5%

Subsequent Advance: $

Subsequent Purchase Price: $

Funding Date:

Funding Account Number:

Capitalized terms used herein without definition have the meanings given in the Repurchase Agreement.

[________________], as Seller

By:
Name:
Title:

MUFG BANK, LTD., as Buyer

By:
Name:
Title:

Exhibit VII – Page 1

EXHIBIT VIII

FORM OF TRANSACTION REQUEST

Ladies and Gentlemen:

Pursuant to Section 3(a) of that certain Master Repurchase and Securities Contract dated as of February 6, 2019 (the “Agreement”), between MUFG BANK, LTD. (“Buyer”), MUFG BANK, LTD. (“Buyer Agent”), [_______________] (“Seller”), [SPT Infrastructure Finance Sub-4, LLC,][ SPT Infrastructure Finance Sub-4 (DT), LLC][ and SPT Infrastructure Finance Sub-4 (OT), Ltd.] (collectively with Seller, the “Sellers”), Seller hereby requests that Buyer enter into a Transaction with respect to the Eligible Loans set forth on Schedule 1 attached hereto, upon the proposed terms set forth below.  Capitalized terms used herein without definition have the meanings given in the Agreement.

Proposed Eligible Loans:	[_________________]
Advance Rate: Maximum Advance Rate:	[_________________] 82.5%
Proposed Initial Purchase Price:	[_________________]
Proposed Repurchase Price Applicable LIBOR Period	[_________________] [One][two][three][six] month LIBOR

Name and address for communications

Buyer:

MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, NY 10020

Attention:  Matt Stratton

Telephone: 212-782-4212

with a copy to:

MUFG Bank, Ltd.

1221 Avenue of the Americas,

New York, NY 10020

Attention: Cecile Lopez Mora

Telephone: 212-782-6434

Seller:

[__________________________]

c/o Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attention:  General Counsel

Exhibit VIII – Page 1

st Floor

Telephone:       ___-____
Facsimile No.: 203-422-8191

with a copy to:

Starwood Property Trust, Inc.

201 Merritt 7, 1st Floor

Norwalk, Connecticut 06851

Attn: Haig Najarian

Telephone: 203-422-8191

And with a copy to:

Sidley Austin, LLP

787 Seventh Avenue

New York, New York 10019

Attention: Robert L. Boyd, Esq.

Facsimile No.: 212-839-5599

Exhibit VIII – Page 2

Schedule 1 to Transaction Request

Eligible Loan:
Current Principal Amount of Eligible Loan: $[______________]
Maximum Principal Amount of Eligible Loan: $[____________]

Schedule 1 – Page 1

EXHIBIT IX

OWNERSHIP CHART

(attached hereto)

STARWOOD STRUCTURE CHART – MUFG REPURCHASE FACILITY *Starwood Property Trust, Inc. is publicly traded (NYSE: STWD) Starwood Property Trust, Inc.* 100% SPT Infrastructure Finance, LLC 100% 100% 100% SPT Infrastructure Finance Sub-4, LLC SPT Infrastructure Finance Domestic TRS, LLC SPT Infrastructure Finance Offshore TRS, LTD. (Cayman) 100% 100% SPT Infrastructure Finance Sub-4 (DT), LLC SPT Infrastructure Finance Sub-4 (OT), LTD. (Cayman)

Exhibit IX – Page 1

EXHIBIT X

PAYMENT DIRECTION LETTER

[_______________]

___________ ___, 20[__]

___________________

___________________

___________________

Attention: ____________

Re:       $_________ loan (the “Loan”) pursuant to Loan Agreement dated as of _______ ___, 20[__] (the “Loan Agreement”), from _____________________ (“Payee”) to _______________ (“Borrower”).

Ladies and Gentlemen:

You are hereby directed to deposit and disburse all future payments received by you which are due under the Loan into the account at [insert applicable custodian as set forth on Schedule III to Deposit Account Control Agreement], as custodian for MUFG Union Bank, N.A., account number [insert account details of applicable account as set forth on Schedule III to the Deposit Account Control Agreement].

Exhibit X – Page 1

[Signatures follow]

Very truly yours,

[______________________]

By:
Name:
Title:

[______________________]

By:
Name:
Title:

Exhibit X – Page 2

EXHIBIT XI-A

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Buyers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of February 6, 2019 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among [_________________], as Seller, [SPT Infrastructure Finance Sub-4, LLC,][ SPT Infrastructure Finance Sub-4 (DT), LLC][ and SPT Infrastructure Finance Sub-4 (OT), Ltd.] (collectively with Seller, the “Sellers”), MUFG Bank, Ltd., as buyer and MUFG Bank, Ltd., as buyer agent.

Pursuant to the provisions of Section 28 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the obligations in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Buyer and Sellers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Sellers and Buyer, and (2) the undersigned shall have at all times furnished Sellers and Buyer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF BUYER]

By:
Name:
Title:

Date:	___________ ___, 20[__]

Exhibit XI-A – Page 1

EXHIBIT XI-B

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of February 6, 2019 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among [_________________], as Seller, [SPT Infrastructure Finance Sub-4, LLC,][ SPT Infrastructure Finance Sub-4 (DT), LLC][ and SPT Infrastructure Finance Sub-4 (OT), Ltd.] (collectively with Seller, the “Sellers”), MUFG Bank, Ltd., as buyer and MUFG Bank, Ltd., as buyer agent.

Pursuant to the provisions of Section 28 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Buyer with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer in writing, and (2) the undersigned shall have at all times furnished such Buyer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	___________ ___, 20[__]

Exhibit XI-B – Page 1

EXHIBIT XI-C

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of February 6, 2019 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among [_________________], as Seller, [SPT Infrastructure Finance Sub-4, LLC,][ SPT Infrastructure Finance Sub-4 (DT), LLC][ and SPT Infrastructure Finance Sub-4 (OT), Ltd.] (collectively with Seller, the “Sellers”), MUFG Bank, Ltd., as buyer and MUFG Bank, Ltd., as buyer agent.

Pursuant to the provisions of Section 28 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Buyer with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer and (2) the undersigned shall have at all times furnished such Buyer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	___________ ___, 20[__]

Exhibit XI-C – Page 1

EXHIBIT XI-D

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Buyers That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of February 6, 2019 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among [_________________], as Seller, [SPT Infrastructure Finance Sub-4, LLC,][ SPT Infrastructure Finance Sub-4 (DT), LLC][ and SPT Infrastructure Finance Sub-4 (OT), Ltd.] (collectively with Seller, the “Sellers”), MUFG Bank, Ltd., as buyer and MUFG Bank, Ltd., as buyer agent.

Pursuant to the provisions of Section 28 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such obligations, (iii) with respect to the extension of credit pursuant to this Repurchase Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Buyer and Sellers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Sellers and Buyer, and (2) the undersigned shall have at all times furnished Sellers and Buyer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF BUYER]

By:
Name:
Title:

Date:	___________ ___, 20[__]

Exhibit XI-D – Page 1

EXHIBIT XII

FORM OF COMPLIANCE CERTIFICATE

___________, __ 20[__]

MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, NY 10020

Attention:  Loan Administration

Re:       Master Repurchase and Securities Contract, dated as of February 6, 2019 (such agreement, as amended, modified, waived, supplemented or restated from time to time, the “Repurchase Agreement”), by and among SPT Infrastructure Finance Sub-4, LLC, SPT Infrastructure Finance Sub-4 (DT), LLC and SPT Infrastructure Finance Sub-4 (OT), Ltd. (collectively, the “Sellers”), MUFG Bank, Ltd., as buyer (together with its successors and permitted assigns, “Buyer”) and MUFG Bank, Ltd., as buyer agent (together with its successors and permitted assigns, “Buyer Agent”)

This Compliance Certificate is furnished pursuant to the above Repurchase Agreement.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the respective meanings ascribed thereto in the Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

The Person executing this Compliance Certificate on behalf of Guarantor is a duly authorized officer of Guarantor with oversight and knowledge of the matters to which this certification relates (a “Responsible Officer”).  This Compliance Certificate is being executed solely in such Person’s capacity as a Responsible Officer of Guarantor and not in such Person’s individual capacity.

All of the financial statements, calculations and other information set forth in this Compliance Certificate, including in any exhibit or other attachment hereto, are true, complete and correct in all material respects as of the date hereof.

I have reviewed the terms of the Transaction Documents and have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Guarantor during the accounting period covered by the financial statements attached hereto (or most recently delivered to Buyer if none are attached).

As of the date hereof, and since the date of the certificate most recently delivered pursuant to Section 12(k)(vii) of the Repurchase Agreement, Guarantor has observed or performed all of its

Exhibit XII – Page 1

covenants, duties and agreements in all material respects, and satisfied in all material respects every condition, contained in the Repurchase Agreement and the Guaranty to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Attached as Exhibit 1 hereto are the calculations demonstrating the Guarantor’s compliance with the covenants set forth in Section 7 of the Guaranty.

To my Knowledge, except as set forth herein, each of the representations and warranties made by Sellers and Guarantor in, pursuant to or in connection with the Transaction Documents or any other document, agreement, statement, affirmation, certificate, notice, report or financial or other statement delivered in connection herewith or therewith, are true and correct in all material respects on and as of the date of this Compliance Certificate as though made on and as of such day and shall be deemed to be made on such day except to the extent that such representations and warranties (x) specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, or (y) are already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects.

Described below are the exceptions, if any, to the above paragraphs, setting forth in detail the nature of the condition or event, the period during which it has existed and the action which Sellers and/or Guarantor, as applicable, have taken, are taking, or propose to take with respect to such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto,  or otherwise covered by this Compliance Certificate, are made and delivered as of _______ ___, 20[__].

Name:
Title:

Exhibit 1: Financial covenant calculations

Exhibit XII – Page 2

EXHIBIT XIII

FORM OF LC REQUEST

[Letterhead of Seller]

___________ __, 20[__]

MUFG Bank, Ltd.

Re:  LC Request

Ladies and Gentlemen:

Reference is hereby made to that certain Master Repurchase and Securities Contract dated as of February 6, 2019 (as amended, supplemented or otherwise modified from time to time, the “Agreement”) between MUFG Bank, Ltd. (the “Buyer”), MUFG Bank, Ltd. (“Buyer Agent”), [_______________] (“Seller”), [SPT Infrastructure Finance Sub-4, LLC,][ SPT Infrastructure Finance Sub-4 (DT), LLC][ and SPT Infrastructure Finance Sub-4 (OT), Ltd.] Capitalized terms used in this LC Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes an LC Request pursuant to Section 4(b) of the Agreement. The Seller hereby request that the Buyer issue a Letter of Credit with a face amount of [$_______] on [_____, 20__] (the “LC Issuance Date”).  The Letter of Credit will [expire on [_____, 20__]][be extended on [_____, 20__] until [_____, 20__], unless Buyer has delivered notice that such expiry date will not be extended].  After giving effect to the issuance of such Letter of Credit, the LC Amount will be [$_______] and the aggregate Repurchase Price outstanding for all Transactions plus the LC Amount will be [$_______].

Seller hereby represents and warrants as of the date hereof, and after giving effect to such Advance, as follows:

(i) the representations and warranties of the Seller contained in Section 10 of the Agreement are true and correct in all material respects on and as of the LC Issuance Date as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Default or Event of Default has occurred and is continuing, and no Default or Event of Default would result from such Advance; and

(iii) after giving effect to such Advance, (1) the aggregate outstanding Repurchase Price of all Transactions (excluding Other Price Components) does not exceed the Facility Amount and (2) the aggregate amount available to be drawn under all outstanding Letters of Credit does not exceed the LC Sublimit.

Exhibit XIII – Page 1

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,
[Seller]
By:
Name:
Title:

Exhibit XIII – Page 2